Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

AMERICAN ENTERPRISE BANKSHARES, INC.

and

FIDELITY SOUTHERN CORPORATION

October 26, 2015

4.1	Conduct of Business	29

4.2	Maintenance of Properties	29

4.3	Insurance	29

4.4	Capital Structure	29

4.5	Dividends	29

4.6	Amendment of Articles of Incorporation or Bylaws; Corporate Existence	29

4.7	No Acquisitions	29

4.8	No Real Estate Acquisitions or Dispositions	30

4.9	Loans	30

4.10	Banking Arrangements	30

4.11	Contracts	30

4.12	Books and Records	30

4.13	Taxes and Tax Returns	30

4.14	Advice of Changes	30

4.15	Reports	30

4.16	Benefit Plans and Programs; Severance or Termination Payments	30

4.17	Limitation on Discussion with Others	31

ARTICLE V REPRESENTATIONS AND WARRANTIES OF Fidelity		31

5.1	Corporate and Financial	32

5.2	Disclosure	32

5.3	Business Operations	33

5.4	Enforcement Actions	34

5.5	Approvals	34

5.6	Representations and Warranties	34

5.7	Other Matters	34

ARTICLE VI CONDITIONS TO OBLIGATIONS OF Fidelity		35

6.1	Veracity of Representations and Warranties	35

6.2	Performance of Agreements	35

6.3	Compliance by AEB Executive Officers, Directors and Shareholders	35

6.4	Certificates, Resolutions, Opinion	35

6.5	Tax Opinion	36

6.6	Accountants’ Letter	36

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6.7	Memorandum of Understanding	36

ARTICLE VII CONDITIONS TO OBLIGATIONS OF AEB		37

7.1	Veracity of Representations and Warranties	37

7.2	Performance of Agreements	37

7.3	Certificates, Resolutions, Opinion	37

7.4	Tax Opinion	37

ARTICLE VIII CONDITIONS TO OBLIGATIONS OF BOTH PARTIES		37

8.1	Shareholder Approval	38

8.2	Regulatory Approvals	38

8.3	No Injunctions or Restraints; Illegality	38

8.4	Effective Registration Statement	38

ARTICLE IX warranties and survival		38

9.1	Warranties	38

9.2	Survival of Provisions	38

ARTICLE X termination		39

10.1	Change in Fidelity Stock Price	39

10.2	Material Adverse Change	40

10.3	Noncompliance	40

10.4	Failure to Disclose	40

10.5	Regulatory Approval	40

10.6	Termination Date	41

10.7	Shareholder Vote	41

10.8	Acquisition Proposal	41

10.9	Effect of Termination	41

10.10	Dissenters	41

ARTICLE XI Miscellaneous		41

11.1	Notices	41

11.2	Entire Agreement	42

11.3	Waiver; Amendment	42

11.4	Counterparts	42

11.5	No Third Party Beneficiaries	42

11.6	Binding Effect; Assignment	42

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11.7	Governing Law	43

11.8	Jurisdiction	43

11.9	Waiver of Jury Trial	43

11.10	Interpretation	43

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 26th day of October, 2015, by and between AMERICAN ENTERPRISE BANKSHARES, INC., a Florida corporation (“AEB” and, unless the context otherwise requires, the term “AEB” shall include AEB and its wholly-owned subsidiary bank, AMERICAN ENTERPRISE BANK OF FLORIDA, a Florida bank with its main office in Jacksonville, Florida (the “Bank”)), and FIDELITY SOUTHERN CORPORATION, a Georgia corporation (“Fidelity”).

WHEREAS, the respective boards of directors of AEB and Fidelity deem it advisable and in the best interests of each such entity and their respective shareholders that AEB merge with and into Fidelity (the “Merger”), with Fidelity being the surviving corporation;

WHEREAS, the respective boards of directors of AEB and Fidelity deem it advisable and in the best interests of each such entity and their respective shareholders that the Bank merge with and into Fidelity’s Georgia bank subsidiary, Fidelity Bank (“Fidelity Bank”), with Fidelity Bank being the surviving bank (the “Bank Merger”), all upon the terms hereinafter set forth and as set forth in the Agreement and Plan of Merger attached hereto as Exhibit A and incorporated herein by reference (the “Bank Merger Agreement”);

WHEREAS, the boards of directors of the respective entities believe that the merger of AEB and Fidelity and their subsidiary banks and the operating effectiveness and synergies produced thereby will enhance and strengthen the franchises and future prospects of both companies and each of the banks; and

WHEREAS, Fidelity and AEB intend, (i) for federal income tax purposes, that the Merger qualifies as a “reorganization” described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the regulations promulgated under the Code; and (iii) that Fidelity and AEB will each be a “party to the reorganization” within the meaning of Section 368(a) of the Code;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

MERGER

1.1          The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, AEB shall merge with and into Fidelity in accordance with Section 607.1101 of the Florida Business Corporation Act and Section 14-2-1101 of the Georgia Business Corporation Code (the “Georgia Code”). Upon consummation of the Merger, the separate corporate existence of AEB (sometimes referred to as the “Merged Corporation”) shall cease and Fidelity shall survive and continue to exist as a corporation incorporated under the Georgia Code (Fidelity, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Corporation”) and shall continue under the name “Fidelity Southern Corporation”. The Surviving Corporation shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of the Merged Corporation and the Surviving Corporation; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Merged Corporation and the Surviving

Corporation shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed, and the title to any real estate or any interest therein, vested in either of the Merged Corporation or the Surviving Corporation shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Merged Corporation and the Surviving Corporation; and any claim existing or action or proceeding, civil or criminal, pending by or against either of the Merged Corporation or the Surviving Corporation may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place, and any judgment rendered against either of the Merged Corporation or the Surviving Corporation may thenceforth be enforced against the Surviving Corporation; and neither the rights of creditors nor any liens upon the property of either of the Merged Corporation or the Surviving Corporation shall be impaired by the Merger. The “Effective Time” shall mean the date and time at which the Merger shall be effective upon the approval of this Agreement by the shareholders of the Merged Corporation and the filing of the articles of merger (the “Articles of Merger”) with the Georgia Secretary of State and Florida Secretary of State pursuant to Section 1.3.

1.2          Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Fidelity, AEB or the shareholders of either of the foregoing:

(a)          Each share of Fidelity’s common stock, no par value per share, (“Fidelity Stock”) that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b)          The holders of common stock, $3.00 par value per share, of AEB (“AEB Stock”), other than holders properly exercising their appraisal rights pursuant to Sections 607.1301 through 607.1333 of the Florida Business Corporation Act, shall receive, in exchange for each outstanding share of AEB Stock, the following number of shares of Fidelity Stock based on the Fidelity VWAP (as defined below) (individually, the “Per Share Purchase Price” and collectively, the “Merger Consideration”). Subject to any adjustments occurring after the date hereof as contemplated by Section 1.2(d) below, in the event that the Fidelity VWAP is:

(i)          equal to or greater than $23.20, then the Merger Consideration shall equal ..237 shares of Fidelity Stock;

(ii)         less than $23.20 but greater than $18.98, then the Merger Consideration shall equal the number of shares of Fidelity Stock determined by dividing $5.50 by the Fidelity VWAP; or

(iii)        equal to or less than $18.98, then the Merger Consideration shall equal .290 shares of Fidelity Stock (such ratio in any of (i), (ii) or (iii), the “Exchange Ratio”).

For purposes of this Agreement, “Fidelity VWAP” means the volume weighted average price of a share of Fidelity Stock for a twenty (20) trading day period, starting with the opening of trading on the twentieth (20th) trading day prior to the Effective Time and ending with the closing of trading on the last trading day prior to the Effective Time (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source).

(c)          Also at the Effective Time, all rights with respect to AEB Stock pursuant to stock options (the “AEB Stock Options”) granted by AEB which are outstanding at the Effective Time, whether or not exercisable, shall be terminated by AEB and converted at the Effective Time, subject to any

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adjustments occurring after the date hereof as contemplated by Section 1.2(e) below, into an amount (computed to the nearest cent) per share of AEB Stock issuable upon the exercise of each such AEB Stock Option in cash, without interest, equal to the difference between (i) the exercise price per share of AEB Stock issuable pursuant to such AEB Stock Option and (ii) an amount as determined by multiplying the Exchange Ratio by the Fidelity VWAP. If such amount is a negative number, the AEB Stock Option shall be terminated without any payment therefor. Prior to the Effective Time, AEB shall (i) obtain any necessary consents or make any necessary amendments to the terms of any outstanding AEB Stock Options to give effect to the transactions contemplated by this Section 1.2(c), (ii) take all actions as may be necessary to terminate (and, except as provided in this Section 1.2(c), ensure that neither AEB nor the Bank remains bound by or liable for) any outstanding AEB Stock Options or other rights to acquire AEB Stock and (iii) ensure that any AEB plans, agreements or other arrangements which allow the grant of AEB Stock Options or other rights to acquire AEB Stock, if any, will be amended to eliminate the ability to grant any such AEB Stock Options or other rights to acquire AEB Stock effective as of immediately after the Effective Time. All payments under this Section 1.2(c) shall be made at or as soon as administratively practicable (and within thirty (30) days) after the Effective Time, pursuant to the Company’s ordinary payroll practices, and shall be subject to any applicable withholdings.

(d)          If either party should change the number of its outstanding shares as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to such shares prior to the Effective Time, then the shares to be issued hereunder to holders of AEB Stock shall be proportionately and appropriately adjusted; provided that, for the avoidance of doubt, no such adjustment shall be made with regard to the Fidelity Stock if (i) Fidelity issues additional shares of Fidelity Stock and receives consideration for such shares in a bona fide merger, acquisition or other business combination or any other third party transaction, or (ii) Fidelity issues stock options, restricted stock or restricted stock units or grants or similar equity awards or Fidelity Stock upon exercise or vesting of any such grants or awards.

(e)          No scrip or fractional share certificates of Fidelity Stock shall be issued in connection with the Merger and an outstanding fractional share interest will not entitle the owner thereof to vote, to receive dividends or to have any of the rights of a shareholder with respect to such fractional interest. In lieu of any fractional interest, there shall be paid in cash, without interest, an amount (computed to the nearest cent) equal to such fraction multiplied by the Fidelity VWAP.

(f)          As soon as practicable after the Effective Time, each holder as of the Effective Time of any of the shares of AEB Stock to be converted as above provided, upon presentation and surrender of the certificates for such shares to Fidelity, shall be entitled to receive in exchange therefor the number of uncertificated, book-entry shares of Fidelity Stock pursuant to Section 14-2-626 of the Georgia Code to which such shareholder shall be entitled according to the terms of this Agreement. Until such surrender, each outstanding share of AEB Stock which prior to the Effective Time represented AEB Stock shall be deemed for all corporate purposes to evidence ownership of the number of shares of Fidelity Stock into which the same shall have been converted, and the right to receive payment for fractional shares.

(g)          No dividends or other distributions with respect to Fidelity Stock shall be paid to the holder of any unsurrendered AEB Stock with respect to the shares of Fidelity Stock represented thereby, in each case unless and until the surrender of each outstanding share of such AEB Stock in accordance with this Section 1.2. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such share of such AEB Stock in accordance with this Section 1.2, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the

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whole shares of Fidelity Stock represented by such AEB Stock and paid prior to such surrender date, and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Fidelity Stock represented by such AEB Stock with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Fidelity Stock issuable with respect to such AEB Stock.

(h)          Any shares of Fidelity Stock that remain unclaimed by the shareholders of AEB will be provided to the appropriate public official pursuant to applicable abandoned property, escheat or similar laws when and as required by applicable law, and Fidelity shall not be liable to any former holder of shares of AEB Stock for any amount so delivered.

(i)          If any AEB Stock certificate shall have been lost, stolen or destroyed, Fidelity may, in its reasonable discretion and as a condition precedent to the issuance of any Fidelity Stock, require the owner of such lost, stolen or destroyed AEB Stock certificate to provide a bond and an appropriate affidavit and indemnity agreement (reasonably satisfactory to Fidelity) as indemnification against any claim that may be made against Fidelity with respect to such AEB Stock certificate.

(j)          Fidelity or its paying agent shall be entitled to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any individual or entity (a “Person”) such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code. To the extent that amounts are so withheld and remitted to the appropriate governmental authority by or on behalf of Fidelity, such amounts withheld shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Fidelity.

1.3          Closing. The transactions contemplated herein shall be consummated (the “Closing”) at the offices of Troutman Sanders LLP, 600 Peachtree Street NE, Suite 5200, Atlanta, Georgia 30308, on the first business day of the month that begins immediately following the satisfaction or waiver in accordance with this Agreement of all of the conditions set forth in Articles VI, VII and VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the fulfillment or waiver of those conditions) (the “Closing Date”), or at such other time, date and place as may be mutually agreed to in writing by the parties hereto. On the Closing Date, Fidelity shall file the Articles of Merger with the Georgia Secretary of State and the Florida Secretary of State.

1.4          Articles of Incorporation and Bylaws of the Surviving Corporation. The Amended and Restated Articles of Incorporation of Fidelity, as amended, shall at the Effective Time be the Articles of Incorporation of the Surviving Corporation. Until altered, amended or repealed, as therein provided, the Bylaws of Fidelity, as amended, as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation.

1.5          Directors of Surviving Corporation. The directors of the Surviving Corporation immediately after the Merger shall be the directors of Fidelity in office immediately prior to the Effective Time.

1.6          Tax Free Reorganization.

(a)          Each of Fidelity and AEB shall use its commercially reasonable efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of Fidelity, AEB or their respective subsidiaries shall take, or agree to take, fail to take, or agree to fail to take, any action (including any action otherwise permitted by this Agreement) that would reasonably be

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expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Pursuant to the foregoing, each of Fidelity and AEB agrees to make such commercially reasonable additions or modifications to the terms of this Agreement as may be reasonably necessary to permit the Merger to so qualify.

(b)          Unless otherwise required by applicable law, each of Fidelity and AEB (i) shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) shall not take any Tax reporting position inconsistent with such characterization and (iii) shall properly file with their federal income Tax Returns all information required by Treasury Regulations Section 1.368-3.

(c)          The parties hereto shall cooperate and use their commercially reasonable efforts to cause their respective Tax counsels to issue the opinions described in Section 6.5 and Section 7.4 and shall deliver to such counsels certificates containing representations reasonably requested by such counsels in connection with the rendering of such opinions to be issued by such counsels with respect to the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

1.7          Bank Merger. Concurrently with the execution and delivery of this Agreement, Fidelity Bank and the Bank shall enter into the Bank Merger Agreement, pursuant to which the Bank will merge with and into Fidelity Bank. The Bank Merger shall not occur prior to the Effective Time.

1.8          Additional Actions. If, at any time after the Effective Time, Fidelity shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Fidelity its right, title or interest in, to or under any of the rights, properties or assets of AEB, or (ii) otherwise carry out the purposes of this Agreement, AEB and its officers and directors shall be deemed to have granted to Fidelity an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Fidelity its right, title or interest in, to or under any of the rights, properties or assets of AEB, or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Fidelity are authorized in the name of AEB or otherwise to take any and all such action.

ARTICLE II

OTHER AGREEMENTS

2.1          Registration and Listing of Fidelity Stock.

(a)          Fidelity agrees to file with the Securities and Exchange Commission (the “SEC”) as soon as reasonably practicable a registration statement (the “Fidelity Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), on Form S-4 or some other appropriate form covering the issuance of the shares of Fidelity Stock to the shareholders of AEB pursuant to this Agreement and to use its commercially reasonable efforts to cause the Fidelity Registration Statement to become effective and to remain effective through the Effective Time. Fidelity agrees to take any action required to be taken under the applicable state securities laws in connection with the issuance of shares of Fidelity Stock upon consummation of the Merger. AEB agrees to provide Fidelity reasonable assistance as necessary in the preparation of the Fidelity Registration Statement, including, without limitation, providing Fidelity with all material facts regarding the operations, business, assets, liabilities and personnel of AEB, together with the audited financial statements of AEB, all as and to the extent required by the 1933 Act and the rules, regulations and practices of the SEC, for inclusion in the Fidelity Registration Statement. The Fidelity Registration Statement shall not cover resales of Fidelity Stock by

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any of the shareholders of AEB, and Fidelity shall have no obligation to cause the Fidelity Registration Statement to continue to be effective after the Effective Time or to prepare or file any post-effective amendments to the Fidelity Registration Statement after the Effective Time.

(b)          Fidelity agrees to list on the NASDAQ Global Select Stock Market, by the Closing Date, the shares of Fidelity Stock to be issued to the shareholders of AEB pursuant to this Agreement.

2.2          Meeting of AEB Shareholders. AEB shall call a special meeting of its shareholders (the “Special Meeting”) to be held not more than twenty (20) business days after the Fidelity Registration Statement becomes effective under the 1933 Act for the purpose of submitting the Merger and this Agreement to such shareholders for their approval. In connection with the Special Meeting, Fidelity and AEB shall together prepare and submit to the AEB shareholders a notice of meeting, proxy statement and proxy (the “AEB Proxy Materials”), which shall include the final prospectus from the Fidelity Registration Statement in the form filed with the SEC.

2.3          Dissenting Shareholders. Any holder of shares of AEB Stock who perfects such holder’s appraisal rights in accordance with and as contemplated by Sections 607.1301 through 607.1333 of the Florida Business Corporation Act shall be entitled to receive from the Surviving Corporation, in lieu of the Per Share Purchase Price, the value of such shares as to which appraisal rights have been perfected in cash as determined pursuant to such provision of law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with all applicable provisions of such law, and surrendered to AEB the certificate or certificates representing the shares for which payment is being made. In the event that, after the Effective Time, a dissenting shareholder of AEB fails to perfect, or effectively withdraws or loses such holder’s right to appraisal of and payment for such holder’s AEB Stock, the Surviving Corporation shall issue and deliver the consideration to which such holder of shares of AEB Stock is entitled under Article I (without interest) upon surrender by such holder of the certificate or certificates representing such shares of AEB Stock held by such holder.

2.4          Access to Properties, Books, Etc. Each party shall allow the other party and its authorized representatives full access, upon reasonable prior notice, during normal business hours from and after the date hereof and prior to the Closing Date to all of such party’s properties, books, contracts, commitments and records and those of its subsidiaries and shall furnish the other party and its authorized representatives such information concerning its affairs and the affairs of its subsidiaries as the other party may reasonably request provided that such request shall be reasonably related to the transactions contemplated by this Agreement and shall not interfere unreasonably with normal operations. Each party shall cause its and its subsidiaries’ personnel, employees and other representatives to assist such other party in making any such investigation. During such investigation, each party and its authorized representatives shall have the right to make copies of such records, files, tax returns and other materials as it may deem advisable and shall advise the other party of those items of which copies are made. No investigation made heretofore or hereafter by either party and its authorized representatives shall affect the representations and warranties of either such party hereunder.

2.5          Confidentiality. Prior to consummation of the Merger, the parties to this Agreement have provided and will provide one another with information which may be deemed by the party providing the information to be confidential, including, without limitation, information regarding such party’s operations, customers (including consumer financial information), business and financial condition. Each party agrees that it will hold confidential and protect all information provided to it by each other party or such party’s affiliates or representatives, except that the obligations contained in this

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Section 2.5 shall not in any way restrict the rights of any party to use information that: (a) was known to such party prior to the disclosure by the other party; (b) is or becomes generally available to the public other than by breach of this Agreement; (c) is provided by one party for disclosure concerning such party in the Fidelity Registration Statement; or (d) otherwise becomes lawfully available to a party to this Agreement on a non-confidential basis from a third party who is not under an obligation of confidence to the other party to this Agreement. If this Agreement is terminated prior to the Closing, upon request each party hereto agrees to return all documents, statements and other written materials, whether or not confidential, and all copies thereof, provided to it by or on behalf of the other party to this Agreement. The provisions of this Section 2.5 shall survive termination, for any reason whatsoever, of this Agreement, and, without limiting the remedies of the parties hereto in the event of any breach of this Section 2.4, the parties hereto will be entitled to seek injunctive relief against the other party in the event of a breach or threatened breach of this Section 2.5.

2.6          Cooperation. Subject to the terms and conditions of this Agreement, the parties hereto shall use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable so as to permit consummation of the Merger as promptly as practicable and shall cooperate fully with each other to that end.

2.7          Expenses. All of the expenses incurred by Fidelity in connection with the authorization, preparation, execution and performance of this Agreement and the Bank Merger Agreement, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to filing the Fidelity Registration Statement and all regulatory applications with state and federal authorities in connection with the transactions contemplated hereby and thereby, (the “Fidelity Expenses”) shall be paid by Fidelity. All expenses incurred by AEB in connection with the authorization, preparation, execution and performance of this Agreement and the Bank Merger Agreement, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants in connection with all regulatory applications with state and federal authorities in connection with the transactions contemplated hereby and thereby and the cost of reproducing and mailing the AEB Proxy Materials (the “AEB Expenses”), shall be paid by AEB.

2.8          Preservation of Goodwill. Each party hereto shall use its commercially reasonable efforts to preserve its business organization and the business organizations of its subsidiaries, to keep available the services of its present employees and of the present employees of its subsidiaries, and to preserve the goodwill of customers and others having business relations with such party or its subsidiaries.

2.9          Approvals and Consents. Each party hereto represents and warrants to and covenants with the other that it will use its commercially reasonable efforts, and will cause its officers, directors, employees and agents and its subsidiaries and any subsidiary’s officers, directors, employees and agents to use their commercially reasonable efforts, to obtain as soon as is reasonably practicable all approvals and consents of state and federal departments or agencies required or deemed necessary for consummation of the transactions contemplated by this Agreement.

2.10        Agreements by Directors and Shareholders.     The directors of AEB will, contemporaneously with the execution of this Agreement, execute and deliver to Fidelity an agreement, the form of which is attached hereto as Exhibit B. Within five (5) days after the date of this Agreement, AEB agrees that it will use its best efforts to obtain an agreement in the form attached hereto as Exhibit B from any beneficial owner of five percent (5%) or more of the issued and outstanding shares of AEB Stock who is not an executive officer or director of AEB.

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2.11        Press Releases. Prior to the Closing Date, Fidelity and AEB shall each approve the form, substance and timing of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 2.11 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party’s disclosure obligations imposed by law.

2.12        Employee Benefits.

(a)          Following the Closing Date, Fidelity shall provide to employees of AEB who continue employment with Fidelity (“AEB Continuing Employees”) medical, dental, vacation and long-term disability benefits, medical and dependent care flexible spending accounts and life insurance (collectively, “Employee Benefits”), on terms and conditions consistent in all material respects with those then currently provided by Fidelity to its other similarly-situated employees. For purposes of eligibility to participate and any vesting determinations (but not benefit accruals) in connection with the provision of any such Employee Benefits by Fidelity to the AEB Continuing Employees, service with AEB prior to the Closing Date shall be counted to the extent such service was counted under the similar plan of AEB. The AEB Continuing Employees’ prior service with AEB shall also be credited for purposes of all waiting periods for participation in any of such Employee Benefits to the extent such service was counted under the similar plan of AEB. Fidelity shall also waive all restrictions and limitations for preexisting conditions under Fidelity’s Employee Benefit plans, to the extent such restrictions or limitations would not or currently do not apply to the AEB Continuing Employees under the similar plan of AEB.

(b)          Subject to applicable legal requirements, Fidelity and AEB shall take such other actions prior to the Closing Date as may be reasonably necessary to enable the employees of AEB after the Closing Date to transfer the amount credited to their accounts under the Bank 401(k) Plan (the “AEB 401(k) Plan”) through a rollover contribution into either the Fidelity 401(k) Plan (the “Fidelity 401(k) Plan”), if such employees are AEB Continuing Employees, or to transfer the amount credited to their accounts (not including outstanding participant loans) through a rollover contribution to a separate third party individual retirement account, or to take a cash distribution from the AEB 401(k) Plan, provided, that (i) AEB’s Board of Directors shall adopt resolutions to terminate the AEB 401(k) Plan as of the last day immediately preceding the Closing Date, and (ii) the foregoing shall be subject to the receipt of a favorable IRS determination letter (or prototype sponsor letter) with respect to the AEB 401(k) Plan to the extent reasonably required by Fidelity. For purposes of any vesting determinations (but not benefit accruals) and eligibility to participate (other than with respect to matching or other employer contributions) in connection with the Fidelity 401(k) Plan, service with AEB prior to the Closing Date shall be counted to the extent such service was counted under the AEB 401(k) Plan. For purposes of eligibility to participate in any employer contributions under the Fidelity 401(k) Plan, AEB Continuing Employees shall be eligible on terms and conditions consistent with those then currently provided by Fidelity to its other similarly-situated employees based on their employment date with AEB. Prior to the Closing Date AEB shall make any necessary employer contributions to the AEB 401(k) Plan due such AEB Continuing Employees for compensation paid by AEB prior to termination of the AEB 401(k) Plan. AEB shall take such actions prior to the Closing Date, as directed by Fidelity and as reasonably necessary, to (i) correct or remedy any AEB Plan that is not in compliance with the provisions of ERISA, the Code or other applicable law, (ii) bring any AEB Plan that is subject to Section 409A of the Code and not in compliance therewith into compliance, and (iii) ensure that there are no “excess parachute payments” within the meaning of Section 280G(b) of the Code being made in connection with the consummation of the transactions that are the subject of this Agreement or any events related thereto.

(c)          Subject to applicable legal requirements, Fidelity and AEB shall take such other actions prior to the Closing Date as may be reasonably necessary to terminate the agreements marked

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with an “*” on Section 3.5(b)(i) of the Disclosure Memorandum. In connection with such terminations, any compensation to be provided thereunder shall be paid in full in exchange for a settlement and release agreement reasonably acceptable to Fidelity.

2.13        Directors’ and Officers’ Tail Coverage. Prior to the Closing Date, Fidelity shall have, at Fidelity’s expense, amended, modified or obtained directors’ and officers’ liability insurance (either through its existing directors’ and officers’ liability insurance policies or under AEB’s existing directors’ and officers’ liability insurance policies, in which event AEB will designate Fidelity’s insurance broker as AEB’s broker-of-record, as determined by Fidelity in its sole discretion) for a period of six (6) years after the Closing Date, covering any person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, a director or officer of AEB or the Bank, who are currently covered by AEB’s policies on terms similar to such existing insurance; provided that Fidelity shall not be obligated to make aggregate annual premium payments for such six (6) year period in respect of such policy which exceed two hundred percent (200%) of the annual premium payments on AEB’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Fidelity shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. The directors and officers of AEB and its subsidiaries shall take all reasonable actions required by the insurance carrier necessary to procure such endorsement.

2.14        Indemnification.

(a)          For a period of six (6) years after the Effective Time (or, in the case of Claims that have not been resolved prior to the sixth (6th) anniversary of the Effective Time, until such Claims are finally resolved), Fidelity shall indemnify, defend, and hold harmless the present and former directors and executive officers of AEB (each, an “Indemnified Party”) against all liabilities arising out of, resulting from or related to any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness arising out of the fact that such Indemnified Party is or was a director or officer of AEB (or, at AEB’s request, was a director, officer, manager or trustee of, or in a similar capacity with, another AEB entity or AEB Employee Benefit Plan) prior to the Effective Time if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted by applicable law. Fidelity shall promptly pay reasonable expenses (including reasonable attorneys’ fees) in advance of the final disposition of any such Claim to each Indemnified Party to the fullest extent permitted by applicable law upon receipt of an undertaking to repay such advance payments if he or she shall be adjudicated not to be entitled to indemnification under this Section 2.14(a). Fidelity shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law (including any law promulgated, interpreted or enforced by any regulatory authority).

(b)          Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 2.14, upon learning of any such Claim, shall promptly notify Fidelity thereof in writing (provided that a failure to timely provide such notice shall not relieve Fidelity of any indemnification obligation unless, and to the extent that, Fidelity is materially prejudiced by such failure). In the event of any such Claim (whether arising before or after the Effective Time), (i) Fidelity shall have the right to assume the defense thereof and Fidelity shall not be liable to such Indemnified Parties for any legal

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expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Fidelity elects not to assume such defense for the Indemnified Parties, or if there are substantive issues which raise conflicts of interest between Fidelity and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Fidelity shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Fidelity shall be obligated pursuant to this Section 2.14(b) to pay for only one firm of counsel for any Indemnified Party in any jurisdiction; (ii) each Indemnified Party will cooperate in good faith in the defense of any such Claim; (iii) Fidelity shall not be liable for any settlement effected without its prior written consent (which shall not be unreasonably withheld or delayed) and (iv) without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), Fidelity shall not agree to any settlement which does not provide for a release of the Indemnified Party.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF AEB

As an inducement to Fidelity to enter into this Agreement and to consummate the transactions contemplated hereby, AEB represents, warrants, covenants and agrees as follows:

3.1          Disclosure Memorandum. AEB has delivered to Fidelity a memorandum (the “Disclosure Memorandum”) containing certain information regarding AEB as indicated at various places in this Agreement. All information set forth in the Disclosure Memorandum or in documents incorporated by reference in the Disclosure Memorandum is true, correct and complete, does not omit to state any fact necessary in order to make the statements therein not misleading, and shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of AEB under this Article III. The information contained in the Disclosure Memorandum shall be deemed to qualify all representations and warranties contained in this Article III and the covenants in Article IV to the extent applicable. All information in each of the documents and other writings furnished to Fidelity pursuant to this Agreement or the Disclosure Memorandum is or will be true, correct and complete and does not and will not omit to state any fact necessary in order to make the statements therein not misleading. AEB shall promptly provide Fidelity with written notification of any event, occurrence or other information necessary to maintain the Disclosure Memorandum and all other documents and writings furnished to Fidelity pursuant to this Agreement as true, correct and complete at all times prior to and including the Closing.

3.2          Corporate and Financial.

(a)          Corporate Status. AEB is a corporation duly organized, validly existing and its status is active under the laws of the State of Florida. The Bank is a Florida bank duly organized, validly existing, and its status is active under the laws of the State of Florida. AEB and the Bank have all of the requisite corporate power and authority and are entitled to own or lease their respective properties and assets and to carry on their businesses as and in the places where such properties or assets are now owned, leased or operated and such businesses are now conducted.

(b)          Authority; Enforceability.

(i)          Except as set forth in the Disclosure Memorandum and subject to the required regulatory approvals as stated in Section 3.6(a), and the approval of AEB shareholders, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both:

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(1)         violate any provision of federal or state law applicable to AEB, the violation of which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(2)         violate any provision of the articles of incorporation, as amended, or bylaws of AEB;

(3)         conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which AEB is a party, which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or

(4)         constitute a violation of any order, judgment or decree to which AEB is a party, or by which AEB or any of its assets or properties are bound.

(ii)         AEB and the Bank each have the full power and authority to enter into and perform this Agreement and, as applicable, the Bank Merger Agreement, and the transactions contemplated hereby and thereby. Other than the approval of the AEB shareholders and the Bank shareholder, the execution, delivery, performance and terms of this Agreement and, as applicable, the Bank Merger Agreement, by AEB and the Bank and the consummation by AEB and the Bank of the transactions contemplated hereby and thereby have been duly and validly approved by AEB and the Bank, including all necessary action by the board of directors of AEB and the Bank. Other than the approval of the AEB shareholders and the Bank shareholder, no other corporate proceedings are necessary on the part of AEB and the Bank to authorize the execution, delivery, and performance of this Agreement and, as applicable, the Bank Merger Agreement, by AEB and the Bank and the consummation by AEB and the Bank of the transactions contemplated hereby and thereby. Assuming this Agreement constitutes the valid and binding obligation of Fidelity, this Agreement constitutes the valid and binding obligation of AEB, and is enforceable in accordance with its terms, except as limited by (i) laws relating to bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, fraudulent conveyance, moratorium or other laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “General Enforceability Exceptions”).

(iii)        “Material Adverse Effect” shall mean any change, event, development, violation, effect or circumstance which, individually or in the aggregate, (i) has, or is reasonably likely to have, a material adverse effect on the business, operations, properties, assets, financial condition or prospects of AEB on a consolidated basis, or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of AEB to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder; provided that, for purposes of clauses (i) and (ii), Material Adverse Effect shall specifically exclude any adverse effect attributable to or resulting from (1) any change in banking laws, rules or regulations of general applicability, (2) any change in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting principles applicable to banks or their holding companies generally, (3) any action or omission of AEB or the Bank taken with the express prior written consent of Fidelity, (4) general changes in national economic, monetary, market or financial conditions affecting financial institutions, including changes in prevailing interest rates, inflation, credit markets or capital market conditions, except, in all cases, to the extent such changes disproportionately affect AEB, (5) changes in national political conditions,

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including the outbreak or escalation of acts of terrorism, or (6) the public disclosure of this Agreement or the transactions contemplated hereby.

(c)          Capital Structure.

(i)          As of the date of this Agreement, AEB has authorized capital stock consisting solely of 20,000,000 shares of AEB Stock, of which 4,884,491 shares are issued and outstanding as of the date hereof, (i) assuming that outstanding debentures are converted into approximately 1,829,268 shares of AEB Stock, and (ii) exclusive of (1) 98,000 shares reserved for the issuance upon exercise of outstanding AEB Stock Options, and (2) 40,000 shares to be granted to Bennett Brown at the time of closing. The Bank has authorized capital stock consisting solely of 4,000,000 shares of common stock, $5.00 par value per share (“Bank Stock”), and all outstanding shares of such Bank Stock are owned by AEB. All of the issued and outstanding shares of AEB Stock and Bank Stock are duly and validly issued, fully paid and non-assessable and were offered, issued and sold in compliance with all applicable federal and state securities laws. No Person has any right of rescission or, to the knowledge of AEB, claim for damages under federal or state securities laws with respect to the issuance of any shares AEB Stock or Bank Stock previously issued. None of the shares of AEB Stock or Bank Stock has been issued in violation of any preemptive or other rights of its respective shareholders. All of the issued and outstanding shares of Bank Stock are owned by AEB.

(ii)         Except for the AEB Stock Options described in Section 3.2(c)(ii) of the Disclosure Memorandum, AEB does not have outstanding any options or other securities which are either by their terms or by contract convertible or exchangeable into capital stock of AEB, or any other securities or debt of AEB, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, rights to acquire or vest in, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock. Except as otherwise described in Section 3.2(c)(ii) of the Disclosure Memorandum, AEB is not subject to any obligation (contingent or otherwise) to issue, repurchase or otherwise acquire or retire, or to register, any shares of its capital stock. All AEB Stock Options have an exercise price that is no less than the fair market value of the underlying AEB Stock as of the date of grant of such AEB Stock Option. There are no outstanding or authorized phantom stock, stock appreciation, profit participation or similar rights with respect to any shares of AEB Stock or Bank Stock.

(iii)        Except as disclosed in Section 3.2(c)(iii) of the Disclosure Memorandum and other than restrictions required by applicable federal and state securities laws, there is no agreement, arrangement or understanding to which AEB is a party restricting or otherwise relating to the transfer of any shares of capital stock of AEB.

(iv)        All shares of AEB Stock or other capital stock, or any other securities or debt, of AEB, which have been purchased or redeemed by AEB have been purchased or redeemed in accordance with all applicable federal, state and local laws, rules, and regulations, including, without limitation, all federal and state securities laws, and no such purchase or redemption has resulted or will, with the giving of notice or lapse of time, or both, result in a default or acceleration of the maturity of, or otherwise modify, any agreement, note, mortgage, bond, security agreement, loan agreement or other contract or commitment of AEB.

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(v)         Except as set forth in Section 3.2(c)(v) of the Disclosure Memorandum, no Person beneficially owns more than five percent (5%) of the issued and outstanding shares of AEB Stock.

(d)          AEB Subsidiaries. AEB has no subsidiaries other than the Bank and the Bank has no subsidiaries except as set forth in Section 3.2(d) of the Disclosure Memorandum. AEB and the Bank each own all of the equity interests in each of their respective subsidiaries. No subsidiary has outstanding any securities which are either by their terms or by contract convertible or exchangeable into capital stock of such subsidiary, or any other securities or debt of such subsidiary, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, rights to acquire or vest in, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock. All of the issued and outstanding shares of each subsidiary are duly and validly issued, fully paid and non-assessable and were offered, issued and sold in compliance with all applicable federal and state securities laws. Each subsidiary has all of the requisite corporate power and authority and is entitled to own or lease its properties and assets and to carry on its businesses as and in the places where such properties or assets are now owned, leased or operated and such businesses are now conducted.

(e)          Corporate Records. The stock records and minute books of AEB: (a) fully and accurately reflect all issuances, transfers and redemptions of the AEB Stock; (b) correctly show the record addresses and the number of shares of such stock issued and outstanding on the date hereof held by the shareholders of AEB; (c) correctly show all formal corporate actions taken by the directors and shareholders of AEB (including actions taken by consent without a meeting); and (d) contain true and correct copies or originals of the articles of incorporation, as amended, and bylaws that are currently in force and the minutes of all meetings or consent actions of its directors and shareholders. No resolutions, regulations or bylaws have been passed, enacted, consented to or adopted by such directors or shareholders except those contained in the minute books. All corporate records have been maintained in accordance with all applicable statutory requirements and are complete and accurate in all material respects.

(f)           Tax Returns; Taxes.

(i)          Each of AEB and the Bank has (i) duly and timely filed with the appropriate governmental entity all Tax Returns required to be filed by it (taking into account any applicable extensions), and all such Tax Returns are true, correct and complete in all material respects and prepared in compliance with all applicable laws and (ii) timely paid all Taxes due and owing (whether or not shown due on any Tax Returns). Neither AEB nor the Bank currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a governmental entity in a jurisdiction where AEB and the Bank do not file Tax Returns that AEB or the Bank is or may be subject to taxation by that jurisdiction.

(ii)         The unpaid Taxes of AEB and the Bank (A) did not, as of December 31, 2014, exceed the reserve for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in the AEB Financial Statements, which were prepared in accordance with GAAP and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of AEB and the Bank in filing their tax returns. Since December 31, 2014, neither AEB nor the Bank has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

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(iii)        There are no liens, charges, restrictions, encumbrances or claims of any kind (collectively, “Liens”) for Taxes upon any property or asset of AEB or the Bank, except for Liens for current Taxes the payment of which is not yet delinquent, or for Taxes contested in good faith through appropriate proceedings and reserved against in accordance with GAAP.

(iv)        There are no deficiencies for Taxes with respect to AEB and the Bank that have been set forth or claimed in writing, or proposed or assessed by a governmental entity with respect to any Taxes due by, Tax Returns of, or any of the assets or properties of AEB or the Bank. There are no pending, proposed or, to the knowledge of AEB, threatened audits, investigations, disputes or claims or other actions for or relating to any Tax Return or material liability for Taxes with respect to AEB and the Bank. No material issues relating to Taxes of AEB or the Bank were raised by the relevant governmental entity in any completed audit or examination that would reasonably be expected to recur in a later taxable period. None of AEB, the Bank or any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment, deficiency, or collection, or has made any request in writing for any such extension or waiver, that remains in effect. Except as set forth in Section 3.2(f)(iv) of the Disclosure Memorandum, there is not currently in effect any power of attorney authorizing any Person to act on behalf of AEB or the Bank, or receive information relating to AEB or the Bank, with respect to any Tax matter.

(v)         Neither AEB nor the Bank has requested or received any ruling from any governmental entity, or signed any binding agreement with any governmental entity (including, without limitation, any advance pricing agreement) that would affect any amount of Tax payable after the Closing Date and has not made any request for issuance of a ruling from a governmental entity on behalf of the AEB or the Bank (regardless of whether the requested ruling is still pending or withdrawn).

(vi)        Each of AEB and the Bank has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and all Tax Returns (including without limitation all IRS Forms W-2 and 1099) required with respect thereto have been properly completed and timely filed with, and supplied to, the appropriate parties.

(vii)       Except for any customary agreements with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business, neither AEB nor the Bank is a party to or bound by or has any obligation under any Tax sharing, allocation or indemnification agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

(viii)      Except for the affiliated group of which AEB is the common parent, each of AEB and the Bank is not and has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return. Neither AEB nor the Bank is liable for the Taxes of any Person (including an individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or governmental entity) other than AEB and the Bank (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

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(ix)         Neither AEB nor the Bank has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 or Section 361 of the Code.

(x)          Neither AEB nor the Bank has taken any action, failed to take any action, or knows of any fact that would be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(xi)         Neither AEB nor the Bank has been a party to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1) (other than such transactions that have been properly reported) or any other substantially similar transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(xii)        AEB has not taken any action not in accordance with past practice that would have the effect of deferring a measure of Tax from a period (or portion thereof) ending on or before the Closing Date to a period (or portion thereof) beginning after the Closing Date. AEB has no deferred income or other Tax Liability arising out of any transaction, including, without limitation, any (i) intercompany transaction (as defined in Treasury Regulations Section 1.1502-13), (ii) the disposal of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code, (iii) excess loss account (as defined in Treasury Regulations Section 1.1502-19) with respect to the stock of any subsidiary of AEB, (iv) use of the long-term contract method of accounting, or (v) receipt of any prepaid amount on or before the Closing Date. Neither AEB nor the Bank has made an election under Section 108(i) of the Code (or any corresponding provision of state, local or foreign law).

(xiii)       AEB has delivered or made available to Fidelity for inspection complete and correct copies of (i) its federal and state income and franchise Tax Returns and reports for the past three (3) taxable periods ended on or after December 31, 2014, and has indicated those Tax Returns that have been audited and those Tax Returns that are currently the subject of an audit, and (ii) all private letter rulings, revenue agent reports, settlement agreements, a description of all deficiency notices and any similar documents submitted by, received by or agreed to by or on behalf of AEB, the Bank, and any predecessor thereof and relating to Taxes for such taxable periods. AEB has delivered or made available to Fidelity the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax or excess charitable deduction available for use by AEB or the Bank. There is currently no limitation on the use of the Tax attributes of AEB and the Bank under Sections 269, 382, 383, 384 or 1502 of the Code (and similar provisions of state, local or foreign Tax law).

(xiv)      No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) has been entered into by or with respect to the AEB or the Bank.

(xv)       At all times since its formation until December 31, 2009, AEB was a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (and any comparable provision of state and local Tax law in jurisdictions in which such election was available), and the Bank was a valid qualified subchapter S Subsidiary within the meaning of Sections 1361 and 1362 of the Code (and any comparable provision of state and local Tax law in applicable jurisdictions) during the same period.

For purposes of this Agreement, “Tax” or “Taxes” means all taxes of whatever kind or nature,

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including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, estimated, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, occupation, premium, transfer, registration, alternative or add-on minimum, value added, real property, personal property, escheat, environmental or windfall profits taxes, customs, duties or other similar fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts), whether disputed or not, imposed by any governmental entity (domestic or foreign); and “Tax Returns” means any report, return (including information return or declaration of estimated Taxes), claim for refund, statement, disclosure or form relating to Taxes filed or required to be filed with any governmental entity, including any schedule or attachment thereto, and including any amendments thereof.

(g)          Financial Statements.

(i)          AEB has delivered to Fidelity true, correct and complete copies, including notes, of the audited financial statements of AEB for the years ended December 31, 2014, 2013, and 2012, including consolidated balance sheets, consolidated statements of income, consolidated statements of cash flows, consolidated statements of comprehensive income and consolidated statements of changes in shareholders’ equity and unaudited financial statements of AEB for the six months ended June 30, 2015 (collectively, the “AEB Financial Statements”). The AEB Financial Statements have been prepared in accordance with GAAP, and present fairly the assets, liabilities and financial condition of AEB as of the dates indicated therein and the results of its operations for the respective periods indicated therein.

(ii)         AEB has maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. No changes have been made to AEB’s internal control over financial reporting, as defined in Rule 13a-15(f) and Rule 15d-15(f) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), since December 31, 2014 that materially affected, or are reasonably likely to materially affect, its internal control over financial reporting.

(h)          Regulatory Reports. AEB has made available to Fidelity for review and inspection the year-end and quarterly Reports of Condition and Income filed by the Bank with the Federal Deposit Insurance Corporation (the “FDIC”) and the Forms F.R. Y-6 and F.R. Y-9SP filed by AEB with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) for or during each of the three (3) years ended December 31, 2014, 2013 and 2012 and the two (2) quarters ended June 30, 2015 and March 31, 2015, together with all such other reports filed by AEB and the Bank for or during the same three-year period with the Florida Office of Financial Regulation, Division of Financial Institutions (the “FOFR”), if any, and with any other applicable regulatory or governmental agencies (collectively, the “AEB Reports”). All of the AEB Reports have been prepared in accordance with applicable rules and regulations applied on a basis consistent with prior periods and contain all information required to be presented therein in accordance with such rules and regulations.

(i)           Enforcement Actions. Except as set forth in Section 3.2(i) of the Disclosure Memorandum, (i) neither AEB nor any of its subsidiaries is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement

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or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any capital directive by, or has adopted any board resolutions at the request of, the Federal Reserve, the FDIC, the FOFR or with any other applicable regulatory or governmental agency (a “Regulatory Agreement”), (ii) neither AEB nor any of its subsidiaries has been advised by the Federal Reserve, the FDIC, the FOFR or any other applicable regulatory or governmental agency that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement, (iii) AEB and each of its subsidiaries are in compliance in all material respects with each Regulatory Agreement to which it is party or subject, and (iv) neither AEB nor any of its subsidiaries has received any notice from the Federal Reserve, the FDIC, the FOFR or any other applicable regulatory or governmental agency indicating that either AEB or any of its subsidiaries is not in compliance in all material respects with any such Regulatory Agreement.

(j)           Accounts. Section 3.2(j) of the Disclosure Memorandum contains a list of each and every bank and other institution in which AEB maintains an account or safety deposit box, the account numbers, and the names of all Persons who are presently authorized to draw thereon, have access thereto or give instructions regarding distribution of funds or assets therein.

(k)          Loans; Nonperforming and Classified Assets; Allowance.

(i)          Except as set forth in Section 3.2(k)(i) of the Disclosure Memorandum or as provided for in the Allowance described in subsection (iv) below, to the knowledge of AEB, all loans, lines of credit, letters of credit and other extensions of credit made by the Bank or due to it (“AEB Loans”) shown in the AEB Financial Statements and any such AEB Loans on the date hereof and on the Closing Date, (i) are and will be as of the Closing Date genuine, legal, valid and enforceable (except as enforceability may be limited by the General Enforceability Exceptions) obligations of the respective makers thereof and (ii) are not and will not be as of the Closing Date subject to any right of offset, rescission or set-off or any counterclaim or defense for which there is a reasonable possibility of an adverse determination to the Bank.

(ii)         All of the AEB Loans are evidenced by written agreements, true and correct copies of which will be made available to Fidelity for examination prior to the Closing Date. All currently outstanding AEB Loans were solicited, originated and, currently exist in material compliance with all applicable law and regulations and the Bank’s lending policies at the time of origination of such AEB Loans, and the loan documents with respect to each such AEB Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the AEB Loans that are not reflected in the written records of the Bank. Except as set forth in Section 3.2(k)(ii) of the Disclosure Memorandum, all of the AEB Loans are owned by the Bank free and clear of any Liens. Except as set forth in Section 3.2(k)(ii) of the Disclosure Memorandum, none of the AEB Loans are presently serviced by third parties, and there is no obligation which could result in any AEB Loan becoming subject to any third party servicing.

(iii)        Except as set forth in Section 3.2(k)(iii) of the Disclosure Memorandum, as of the date hereof, no AEB Loans were, as of September 30, 2015, over ninety (90) days delinquent in payment of principal or interest. Section 3.2(k)(iii) of the Disclosure Memorandum contains a complete list of (i) each AEB Loan that as of September 30, 2015 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by the Bank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such AEB Loan and the identity of the borrower thereunder and (ii) each asset of the Bank that as of

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September 30, 2015 was classified as other real estate owned and the book value thereof as of September 30, 2015.

(iv)        The allowance for loan and lease losses (the “Allowance”) shown on the balance sheet of AEB included in the most recent AEB Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheets of AEB included in the AEB Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables, letters of credit and commitments to make loans or extend credit), by AEB as of the dates thereof. Prior to the Closing Date, AEB will not make a material change to its methodology for determining the Allowance without providing prior written notice to Fidelity.

(l)           Liabilities. AEB has no debt, liability or obligation of any kind required to be shown pursuant to GAAP on the consolidated balance sheet of AEB, whether accrued, absolute, known or unknown, contingent or otherwise, including, but not limited to: (a) liability or obligation on account of any federal, state or local taxes or penalty, interest or fines with respect to such taxes; (b) liability arising from or by virtue of the distribution, delivery or other transfer or disposition of goods, personal property or services of any type, kind or variety; (c) unfunded liabilities with respect to the AEB 401(k) Plan or any other post-retirement life insurance, pension, profit sharing or employee stock ownership plan, whether operated by AEB or any other entity covering employees of AEB; or (d) environmental liabilities, except: (i) those reflected in the AEB Financial Statements; and (ii) as disclosed in Section 3.2(l) of the Disclosure Memorandum.

(m)         Absence of Changes. Except as specifically provided for in this Agreement or specifically set forth in Section 3.2(m) of the Disclosure Memorandum, since December 31, 2014:

(i)          there has been no change in any of AEB’s relationships with customers, employees, lessors or others, other than changes in the ordinary course of business, none of which individually or in the aggregate has had, or which could reasonably be expected to have, a Material Adverse Effect;

(ii)         there has been no damage, destruction or loss to the assets, properties or business of AEB, whether or not covered by insurance, which has had, or which may reasonably be expected to have, a Material Adverse Effect;

(iii)        the business of AEB has been operated in the ordinary course, and not otherwise;

(iv)        the material properties and assets of AEB used in its business have been maintained in good order, repair and condition, ordinary wear and tear excepted;

(v)         the books, accounts and records of AEB have been maintained in the usual, regular and ordinary manner;

(vi)        there has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the capital stock of AEB other than in the ordinary course and consistent with past practices;

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(vii)       there has been no increase in any payment of or commitment to pay any bonus, profit sharing or other extraordinary compensation to any employee or any increase in the level of employee benefits, or the adoption of new employee benefits to any employee;

(viii)      there has been no change in the articles of incorporation or bylaws of AEB or the Bank;

(ix)         there has been no labor dispute, unfair labor practice charge or employment discrimination charge, nor, to the knowledge of AEB, any organizational effort by any union, or institution or threatened institution, of any effort, complaint or other proceeding in connection therewith, involving AEB, or affecting its operations;

(x)          there has been no issuance, sale, repurchase, acquisition, or redemption by AEB of any of its capital stock, bonds, notes, debt or other securities, and there has been no modification or amendment of the rights of the holders of any outstanding capital stock, bonds, notes, debt or other securities thereof;

(xi)         there have been no Liens or security interests (other than purchase money security interests arising in the ordinary course of business) created on or in (including without limitation, any deposit for security) any asset or assets of AEB or assumed by it with respect to any asset or assets;

(xii)        there has been no indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred by AEB which would be required to be reflected on a balance sheet of AEB prepared as of the date hereof in accordance with GAAP, except as incurred in the ordinary course of business;

(xiii)       no material obligation or liability of AEB has been discharged or satisfied, other than in the ordinary course of business;

(xiv)      there have been no sales, transfers or other dispositions of any asset or assets of AEB, other than sales in the ordinary course of business; and

(xv)       there has been no amendment, termination or waiver of any right of AEB under any contract or agreement or governmental license, permit or permission which has had, or could reasonably be expected to have, a Material Adverse Effect.

(n)          Litigation and Proceedings. Except as set forth in Section 3.2(n) of the Disclosure Memorandum, there are no actions, decrees, suits, counterclaims, claims, proceedings or governmental actions or investigations, pending or, to the knowledge of AEB, threatened against, by or affecting AEB, or any officer, director, employee or agent in such person’s capacity as an officer, director, employee or agent of AEB or relating to the business or affairs of AEB, in any court or before any arbitrator or governmental agency, and no judgment, award, order or decree of any nature has been rendered against or with respect thereto by any agency, arbitrator, court, commission or other authority, nor does AEB have any unasserted contingent liabilities which are reasonably likely to have a Material Adverse Effect.

(o)          Proxy Materials. Neither the AEB Proxy Materials nor other materials furnished by AEB to the AEB shareholders in connection with the transactions contemplated by this Agreement, or in any amendments thereof or supplements thereto, will, at the times such documents are distributed to the

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AEB shareholders and through the Closing Date, contain with respect to AEB any untrue statement of a material fact or omit to state any information required to be stated therein or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.3          Business Operations.

(a)          Permits; Compliance with Law.

(i)          AEB has all permits, licenses, approvals, authorizations and registrations under all federal, state, local and foreign laws (the “Permits”) required for AEB to carry on its business as presently conducted except where the failure to obtain such Permits could not reasonably be expected to have a Material Adverse Effect. AEB is in compliance with the terms and conditions of each such Permit and has received no written notice that it is in violation of any of the terms or conditions of such Permits.

(ii)         AEB has complied with all laws, regulations, ordinances, rules, and orders applicable to it or its business, except for any non-compliance which could not reasonably be expected to have a Material Adverse Effect. Section 3.3(a)(ii) of the Disclosure Memorandum contains a list of any known violations of such laws, regulations, ordinances, rules or orders by any present officer, director, or employee of AEB, and which resulted in any order, proceeding, judgment or decree which would be required to be disclosed pursuant to Item 401(f) of Regulation S-K promulgated by the SEC. No past violation of any such law, regulation, ordinance, rule or order has occurred which could impair the right or ability of AEB to conduct its business.

(iii)        Except as set forth in Section 3.3(a)(iii) of the Disclosure Memorandum, no notice, inquiry or warning from any governmental authority with respect to any failure or alleged or possible failure of AEB to comply in any respect with any law, regulation, ordinance, rule or order has been received, nor, to the knowledge of AEB, is any such notice or warning proposed or threatened.

(b)          Environmental.

(i)          Except as set forth in Section 3.3(b)(i) of the Disclosure Memorandum:

(1)         AEB has not caused or permitted the generation, manufacture, use, or handling or the release or presence of, any Hazardous Material (as defined below) on, in, under or from any properties or facilities currently owned or leased by AEB or, to its knowledge, adjacent to any properties so owned or leased that requires notification, investigation or remediation pursuant to any environmental law;

(2)         there are no non-compliance orders, warning letters or notices of violations, actions, suits or other claims asserted or, to its knowledge, threatened against AEB or administrative or judicial investigations arising from or relating to the environmental condition of any property currently owned or leased by AEB or the generation, manufacture, use, or handling or the release or presence of, any Hazardous Material at any property currently owned or leased by AEB;

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(3)         AEB has complied in all material respects with, and has kept all records and made all filings or reports required by, and is otherwise in compliance with all applicable federal, state and local laws, regulations, orders, permits and licenses relating to the generation, treatment, manufacture, use, handling, release or presence of any Hazardous Material on, in, under or from any properties or facilities currently owned or leased by AEB;

(4)         the improvements on the property owned or leased by AEB are free from the presence or growth of mold, fungi, spores or bacteria that could be reasonably expected to cause property damage or personal injury, and the improvements on the property owned or leased by AEB are, and have been, reasonably free of conditions that could lead to the growth or presence of mold, fungi, spores or bacteria, including, without limitation, air conditioner malfunction, water intrusion, water leaks, sewage backflows and construction defects; and

(5)         there are not now nor have there ever been any underground storage tanks for the storage of Hazardous Material on, in or under any properties or facilities currently owned or leased by AEB.

(ii)         Neither AEB nor, to the knowledge of AEB, any of its officers, directors, employees or agents, in the course of such individual’s employment by AEB, has given advice with respect to, or participated in any respect in, the management or operation of any entity or concern regarding the generation, storage, handling, disposal, transfer, production, use or processing of Hazardous Material.

(iii)        To the knowledge of AEB, except as set forth in Section 3.3(b)(iii) of the Disclosure Memorandum, AEB has not foreclosed on any property on which there is a threatened release of any Hazardous Material or on which there has been a release and remediation has not been completed to the extent required by environmental laws.

(iv)        Except as set forth in Section 3.3(b)(iv) of the Disclosure Memorandum, neither AEB nor any of its executive officers or directors is aware of, has been told of, or has observed, the presence of any Hazardous Material on, in, under, or around property on which AEB holds a legal or security interest, in violation of, or creating a liability under, federal, state, or local environmental statutes, regulations, or ordinances.

(v)         AEB has delivered to Fidelity true, correct and complete copies of all reports or tests with respect to compliance of any of the properties or facilities currently owned or operated by AEB with any environmental laws or the presence of Hazardous Materials that were prepared for AEB or prepared for other Persons and are in the possession, custody or control of AEB.

(vi)        The term “Hazardous Material” means any substance whose nature, use, manufacture, or effect render it subject to federal, state or local regulation governing that material’s investigation, remediation or removal as a threat or potential threat to human health or the environment and includes, without limitation, any substance within the meaning of “hazardous substances” under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, “hazardous wastes” within the meaning of the Resource Conservation and Recovery Act, 42 U.S.C. § 6921, any petroleum product, including any fraction of petroleum, or any friable asbestos containing materials. However, the term “Hazardous

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Material” shall not include those substances which are normally and reasonably used or present in connection with the development, occupancy or operation of office buildings (such as cleaning fluids, and supplies normally used in the day to day operation of business offices) in quantities reasonable in relation to such use and in compliance with applicable law or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

(c)          Insurance. Except with respect to insurance policies providing coverage for employees under the AEB Plans, Section 3.3(c) of the Disclosure Memorandum contains a complete list and description (including the expiration date, premium amount and coverage thereunder) of all policies of insurance and bonds presently maintained by, or providing coverage for, AEB or through AEB for any of its officers, directors and employees, all of which are, and will be maintained through the Closing Date, in full force and effect, together with a complete list of all pending claims under any of such policies or bonds. To the knowledge of AEB, all material terms, obligations and provisions of each of such policies and bonds have been complied with, all premiums due thereon have been paid, and no notice of cancellation with respect thereto has been received. Except as set forth in Section 3.3(c) of the Disclosure Memorandum, such policies and bonds provide adequate coverage to insure the properties and businesses of AEB and the activities of its officers, directors and employees against such risks and in such amounts as are customary. Except as set forth in Section 3.3(c) of the Disclosure Memorandum, AEB will not as of the Closing Date have any liability for premiums or for retrospective premium adjustments for any period prior to the Closing Date. AEB has heretofore made available to Fidelity a true, correct and complete copy of each insurance policy and bond currently in effect with respect to the business and affairs of AEB.

(d)          Trust Business; Administration of Fiduciary Accounts. AEB and the Bank do not engage in any trust business, nor does either administer or maintain accounts for which either acts as fiduciary (other than individual retirement accounts, Keogh accounts and health savings accounts), including, but not limited to, accounts for which either serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

(e)          Investment Management and Related Activities. Except as set forth in Section 3.3(e) of the Disclosure Memorandum, none of AEB, the Bank or any of their respective directors, officers or employees is required to be registered, licensed or authorized under applicable law as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a governmental agency.

(f)           CRA, Anti-Money Laundering and Customer Information Security. Other than investments to satisfy regulatory requirements, neither AEB nor the Bank is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and no facts or circumstances exist, which would cause the Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-

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Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Bank pursuant to 12 C.F.R. Part 364, except where the failure to be in such compliance would not reasonably be expected to have a Material Adverse Effect. Furthermore, the board of directors of the Bank has adopted and the Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any governmental agency and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

3.4           Properties and Assets.

(a)          Contracts and Commitments. Section 3.4(a) of the Disclosure Memorandum contains a list identifying and briefly describing all written contracts, purchase orders, agreements, security deeds, guaranties or commitments (other than loans, loan commitments and deposits made by or with AEB in the ordinary course of business), to which AEB is a party or by which it may be bound involving the payment or receipt, actual or contingent, of more than $100,000 or having a term or requiring performance over a period of more than one (1) year and requiring payment of more than $5,000 per year. Each such contract, agreement, guaranty and commitment of AEB is in full force and effect and, to the knowledge of AEB, is valid and enforceable in accordance with its terms, subject to the General Enforceability Exceptions, and constitutes a legal and binding obligation of the respective parties thereto and is not the subject of any notice of default, termination, partial termination or of any ongoing, pending, completed or threatened investigation, inquiry or other proceeding or action that may give rise to any notice of default, termination or partial termination. AEB has complied with the provisions of such contracts, agreements, guaranties and commitments. A true and complete copy of each such document has been made available to Fidelity for examination.

(b)          Licenses; Intellectual Property. AEB has all patents, trademarks, trade names, service marks, copyrights, trade secrets and know-how reasonably necessary to conduct its business as presently conducted and, except as described in Section 3.4(b) of the Disclosure Memorandum, AEB is not a party, either as licensor or licensee, to any agreement for any patent, process, trademark, service mark, trade name, copyright, trade secret or other confidential information and, to the knowledge of AEB, there are no rights of third parties with respect to any trademark, service mark, trade secrets, confidential information, trade name, patent, patent application, copyright, invention, device or process owned or used by AEB or presently expected to be used by it in the future. All patents, copyrights, trademarks, service marks, trade names, and applications therefor or registrations thereof, owned or used by AEB, are listed in Section 3.4(b) of the Disclosure Memorandum. AEB has complied with all applicable laws relating to the filing or registration of “fictitious names” or trade names.

(c)          Personal Property. AEB has good and marketable title to all of its personal property, tangible and intangible, reflected in the most recent AEB Financial Statements (except as since sold or otherwise disposed of by it in the ordinary course of business), free and clear of all Liens of any kind or character, except: (a) those referred to in the notes to the AEB Financial Statements as securing specified liabilities (with respect to which no default exists or, to the knowledge of AEB, is claimed to exist); and (b) those described in Section 3.4(c) of the Disclosure Memorandum.

(d)          AEB Leases.

(i)          All leases (the “AEB Leases”) pursuant to which AEB is lessor or lessee of any real or personal property (such property, the “Leased Property”) are valid and enforceable in accordance with their terms, subject to the General Enforceability Exceptions; there is not under any of the AEB Leases any default or any claimed default by AEB, AEB’s lessor (where

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AEB is the lessee under a AEB Lease) or AEB’s lessee (where AEB is the lessor under a AEB Lease), or event of default or event which with notice or lapse of time, or both, would constitute a default by AEB, AEB’s lessor (where AEB is the lessee under a AEB Lease) or AEB’s lessee (where AEB is the lessor under a AEB Lease) and in respect of which adequate steps have not been taken to prevent a default from occurring if AEB is the party in breach.

(ii)         The copies of the AEB Leases heretofore furnished or made available by AEB to Fidelity are true, correct and complete, and the AEB Leases have not been modified in any respect other than pursuant to amendments, copies of which have been concurrently delivered or made available to Fidelity, and are in full force and effect in accordance with their terms.

(iii)        Except as set forth in Section 3.4(d)(iii) of the Disclosure Memorandum, there are no contractual obligations, agreements in principle or present plans for AEB to enter into new leases of real property or to renew or amend existing AEB Leases prior to the Closing Date.

(e)          Real Property.

(i)          AEB does not own any interest in any real property (other than as lessee) except as set forth in Section 3.4(e)(i) of the Disclosure Memorandum (such properties being referred to herein as “AEB Realty”). Except as disclosed in Section 3.4(e)(i) of the Disclosure Memorandum, AEB has good title to the AEB Realty and the titles to the AEB Realty are covered by title insurance policies providing coverage in the amount of the original purchase price, true, correct and complete copies of which have been furnished to Fidelity with the Disclosure Memorandum. AEB has not encumbered the AEB Realty since the effective dates of the respective title insurance policies.

(ii)         Except as set forth in Section 3.4(e)(ii) of the Disclosure Memorandum, the interests of AEB in the AEB Realty and in and under each of the AEB Leases are free and clear of any and all Liens and are subject to no present claim, contest, dispute, action or, to the knowledge of AEB, threatened action at law or in equity.

(iii)        The present use and operations of, and improvements upon, the AEB Realty and all real properties included in the Leased Properties (the “AEB Leased Real Properties”) are in compliance in all material respects with all applicable building, fire, zoning and other applicable laws, ordinances and regulations and with all deed restrictions of record, no notice of any violation or alleged violation thereof has been received, and there are no proposed changes therein that would affect the AEB Realty, the AEB Leased Real Properties or their uses.

(iv)        Except as set forth in Section 3.4(e)(iv) of the Disclosure Memorandum, no rent has been paid in advance and no security deposit has been paid by, nor is any brokerage commission payable by or to, AEB with respect to any AEB Lease.

(v)         Except as set forth in Section 3.4(e)(v) of the Disclosure Memorandum, AEB is not aware of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the AEB Realty or the AEB Leased Real Properties which may adversely affect the AEB Realty or the AEB Leased Real Properties or the current or currently contemplated use thereof.

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(vi)        The buildings and structures owned, leased or used by AEB are, taken as a whole, in good operating order (except for ordinary wear and tear), usable in the ordinary course of business, and are sufficient and adequate to carry on the business and affairs of AEB.

3.5           Employees and Benefits.

(a)          Directors or Officers of Other Corporations. Except as set forth in Section 3.5(a) of the Disclosure Memorandum, no director, officer, or employee of AEB serves, or in the past five (5) years has served, as a director or officer of any other corporation on behalf of or as a designee of AEB.

(b)          Employee Benefits.

(i)          Except as set forth in Section 3.5(b)(i) of the Disclosure Memorandum, (i) AEB does not provide and is not obligated to provide, directly or indirectly, nor has any liability (contingent or otherwise) for, any benefits for current or former employees, officers, directors or independent contractors or their dependents or beneficiaries, including, without limitation, any post-retirement life insurance, pension, profit sharing, stock option, retirement, bonus, hospitalization, severance, medical, insurance, vacation, fringe benefits, or other material employee benefits under any plan, practice, agreement or understanding (individually a “AEB Plan” and collectively, the “AEB Plans”), and (ii) AEB does not have any employment, severance, change in control or similar agreements with any of its current or former employees, officers, directors or independent contractors or their dependents or beneficiaries.

(ii)         Section 3.5(b)(ii) of the Disclosure Memorandum lists separately any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), sponsored, maintained or contributed to by AEB or its ERISA Affiliates or with respect to which AEB or any of its ERISA Affiliates has any liability (contingent or otherwise) (collectively, “ERISA Plans”). True, correct and complete copies of all ERISA Plans and, to the extent applicable, all related trust agreements, insurance contracts, summary plan descriptions, Internal Revenue Service determination letters (or prototype sponsor letters) and filings, the past three (3) years of actuarial reports and valuations, annual reports and Form 5500 filings (including attachments) have been delivered to Fidelity.

(iii)        Except as set forth in Section 3.5(b)(iii) of the Disclosure Memorandum, AEB and its ERISA Affiliates (as defined below) are not currently and have never in the past six years been required to contribute to or had any liability (contingent or otherwise) with respect to (i) a multiemployer plan as defined in Section 3(37)(A) or 4001(a)(3) of ERISA, (ii) an employee benefit plan within the meaning of Section 3(3) of ERISA that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (iii) a multiple employer plan within the meaning of Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA or (iv) a multiple employer welfare plan within the meaning of Section 3(40)(A) of ERISA. For purposes of this Section 3.5(b)(iii), the term “ERISA Affiliate” shall mean any person within the meaning of Section 3(9) of ERISA, or any trade or business (whether or not incorporated) that, together with AEB, is treated as a single employer within the meaning of Section 414 of the Code.

(iv)        In all material respects, each AEB Plan has been established, operated and administered in accordance with its terms and in accordance with, and has been amended to comply with (unless such amendment is not yet required), all applicable laws, rules and regulations, including, without limitation, ERISA, the Code, and the regulations issued under

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ERISA and the Code. With respect to each AEB Plan, other than routine claims for benefits submitted in the ordinary course of the benefits process, no litigation or administrative or other proceeding is pending or, to the knowledge of AEB, threatened involving such AEB Plan or any of its fiduciaries. With respect to each AEB Plan, neither AEB nor any of its directors, officers, employees or agents or any fiduciary of any ERISA Plan has been engaged in or been a party to any transaction relating to the AEB Plan which could reasonably be expected to constitute a breach of fiduciary duty under ERISA or a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code), unless such transaction is specifically permitted under Sections 407 or 408 of ERISA, Section 4975 of the Code or a class or administrative exemption issued by the Department of Labor. Each AEB Plan that is a group health plan within the meaning of Section 607(l) of ERISA and Section 4980B of the Code is in material compliance with the continuation coverage requirements of Section 501 of ERISA and Section 4980B of the Code and other applicable laws.

(v)         With respect to each AEB Plan, all contributions or other remittances required by such plan or applicable law have been made or will be made on a timely basis.

(vi)        Each AEB Plan that is intended to be qualified under Section 401(a) of the Code, and its related trust, respectively, has received a favorable determination letter (or prototype sponsor letter) from the Internal Revenue Service (“IRS”) as to the qualification of such plan in its current form and the tax-exempt status of the related trust (or has timely filed with the IRS a request for such a determination letter within the applicable remedial amendment period or is a prototype plan for which the prototype plan sponsor has received a favorable opinion letter or advisory opinion from the IRS as to the qualification of the prototype plan on which AEB may rely) and no event has occurred, and no condition exists, that would reasonably be expected to cause the loss of such qualified or tax exempt status or the imposition of any liability, tax or penalty under ERISA or the Code.

(vii)       AEB does not provide and has no obligation to provide benefits, including, without limitation, death, health, post-retirement life insurance or medical benefits (whether or not insured) with respect to current or former employees of AEB beyond their retirement or other termination of service with AEB other than: (i) coverage mandated by applicable law; or (ii) benefits under the AEB 401(k) Plan.

(viii)      Except as set forth in Section 3.5(b)(viii) of the Disclosure Memorandum, neither this Agreement nor any transaction contemplated hereby (either alone or in combination with any other event will: (i) entitle any current or former employee, officer or director of AEB to severance pay, unemployment compensation or any similar or other payment; (ii) accelerate the time of payment or vesting of, or increase the amount of compensation or benefits due any such employee, officer or director; (iii) increase any benefits otherwise payable under any AEB Plan; or (iv) cause the payment of any “excess parachute payment” (as defined in Section 280G of the Code). No AEB Plan provides for the gross up of taxes under Code Sections 409A or 4999.

(ix)         Each AEB Plan that is subject to Section 409A of the Code has been maintained in written form, and administered and operated in compliance in all material respects, with Section 409A and the regulations and rulings thereunder.

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(x)          There is no audit or investigation pending with respect to any AEB Plan before any governmental authority and, to the knowledge of AEB, no such audit or investigation is threatened.

(xi)         Except as set forth in Section 3.5(b)(xi) of the Disclosure Memorandum, AEB has properly accrued, to the extent applicable, on its financial statements in all material respects, the correct number of days, for all vacation, sick leave, personal time and paid time off credited to AEB employees and individual consultants as of the date of such financial statements. AEB has, for each AEB Plan and all other purposes, correctly classified all natural persons and, if applicable, their disregarded entities, providing services to AEB as common law employees or independent contractors as appropriate.

(xii)        Except as set forth in Section 3.5(b)(xii) of the Disclosure Memorandum, since December 31, 2014, AEB has not entered into any commitment to modify or amend any AEB Plan (other than in the ordinary course and consistent with past practices or as required by law) nor to establish any new benefit plan, program or arrangement. Except as required under applicable law, there has been no amendment to any AEB Plan, or written notice or announcement, or change in eligibility, participation or coverage under any AEB Plan, that would increase the expense of maintaining any such AEB Plan above the level of expense incurred or with respect to such AEB Plan for the most-recently completed fiscal year of AEB.

(xiii)       No assets of AEB are allocated to or being held in a “rabbi trust” or similar funding vehicle.

(c)          Employment and Labor Matters. AEB is not, and has not been, a party to any collective bargaining agreement or agreement of any kind with any union or labor organization or to any agreement with any of its employees which is not terminable at will or upon ninety (90) days notice at the election of, and without cost or penalty to, AEB. AEB has not received at any time in the past five (5) years, any demand for recognition from any union, and no attempt has been made, or will have been made as of the Closing Date, to organize any of its employees. AEB has complied in all material respects with all obligations under the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, and all other federal, state and local labor laws and regulations applicable to its employees. Except as described in Section 3.5(c) of the Disclosure Memorandum, (i) there are no unfair labor practice charges pending or, to the knowledge of AEB, threatened against AEB, and (ii) there are, and in the past three (3) years there have been, no charges, complaints, claims or proceedings, pending, to the knowledge of AEB, threatened against, or involving, as the case may be, AEB with respect to any alleged violation of any wage and hour laws, age discrimination act laws, employment discrimination laws or any other claims arising out of any employment relationship as to any of AEB’s employees or as to any person seeking employment therefrom, and no such violations exist. All employees and independent contractors of AEB are properly classified as such, including without limitation, the AEB Plans.

(d)          Related Party Transactions. Except for: (a) loans and extensions of credit made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by AEB with other Persons who are not affiliated with AEB, and which do not involve more than the normal risk of repayment or present other unfavorable features; (b) deposits, all of which are on terms and conditions identical to those made available to all customers of AEB at the time such deposits were entered into; and (c) transactions specifically described in Section 3.5(d) of the Disclosure Memorandum, there are currently no contracts with or commitments to present or former five percent (5%) or greater shareholders, directors, officers, or employees involving the expenditure of more

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than $60,000 as to any one individual, including with respect to any business directly or indirectly controlled by any such Person, or $100,000 for all such contracts or commitments in the aggregate for all such individuals (other than contracts or commitments relating to services to be performed by any officer, director or employee as a currently-employed employee of, or service provider currently providing services for, AEB).

3.6           Other Matters.

(a)          Approvals, Consents and Filings. Except for the Federal Reserve, the FDIC, the Georgia Department of Banking and Finance (the “GDBF”) and the FOFR, or as set forth in Section 3.6(a) of the Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will: (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority; or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to AEB, or any of AEB’s assets.

(b)          Default.

(i)          Except for those consents described in or set forth pursuant to Section 3.6(a) above, neither the execution of this Agreement nor consummation of the transactions contemplated herein:

(1)         constitutes a breach of or default under any contract or commitment to which AEB is a party or by which any of AEB’s properties or assets are bound;

(2)         does or will result in the creation or imposition of any Lien, security interest, equity or restriction of any nature whatsoever in favor of any third party upon any assets of AEB; or

(3)         constitutes an event permitting termination of any agreement or the acceleration of any indebtedness of AEB.

(ii)         AEB, to its knowledge, is not in violation of its articles of incorporation or bylaws or in default under any term or provision of any material security deed, mortgage, indenture or security agreement, or of any other material contract or instrument to which AEB is a party or by which it or any of its material properties is bound.

(c)          Representations and Warranties. No representation or warranty contained in this Article III or in any written statement delivered by or at the direction of AEB pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any material untrue statement, nor will such representations and warranties taken as a whole omit any material statement necessary in order to make any statement not misleading. Copies of all documents that have been or will be furnished to Fidelity in connection with this Agreement or pursuant hereto are or shall be true, correct and complete.

(d)          Absence of Brokers. Except for Hovde Group, LLC (“Hovde”), which has provided financial advisory services to AEB, no broker, finder or other financial consultant has acted on AEB’s behalf in connection with this Agreement or the transactions contemplated hereby.

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(e)          Fairness Opinion. Prior to the execution of this Agreement, AEB has received an opinion from Hovde to the effect that, as of the date of such opinion and based on and subject to the matters set forth in such opinion, the Merger Consideration is fair to the shareholders of AEB from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement. AEB has provided Fidelity with a true and complete copy of such opinion for informational purposes.

(f)           Takeover Laws and Provisions. AEB has taken all necessary action, if any, to render inapplicable to this Agreement, the Merger and the other transactions contemplated in this Agreement the provisions of any potentially applicable anti-takeover, control share, fair price, moratorium, interested shareholder or similar Law or, if applicable, any shareholder rights, “poison pill” agreement or similar agreement applicable with respect to AEB. No “fair price” law or AEB Certificate of Incorporation or similar AEB Bylaws provision is applicable to this Agreement and the transactions contemplated hereby.

ARTICLE IV

CONDUCT OF BUSINESS OF AEB PENDING CLOSING

Except as expressly otherwise provided herein or in the Disclosure Memorandum, AEB covenants and agrees that, without the prior written consent of Fidelity between the date hereof and the Closing Date:

4.1          Conduct of Business. AEB will conduct its business only in the ordinary course, without the creation of any indebtedness for borrowed money (other than deposit and similar accounts and customary credit arrangements between banks in the ordinary course of business).

4.2          Maintenance of Properties. AEB will maintain its properties and assets in good operating condition, ordinary wear and tear excepted.

4.3          Insurance. AEB will maintain and keep in full force and effect all of the insurance referred to in Section 3.3(c) hereof or other insurance equivalent thereto.

4.4          Capital Structure. AEB will not make a change in the authorized or issued capital stock or other securities of AEB, and AEB will not issue or grant any right or option to purchase or otherwise acquire any of the capital stock or other securities of AEB. This Section 4.4 prohibits, without limitation, the issuance or sale by AEB of any AEB Stock to the AEB 401(k) Plan.

4.5          Dividends. No dividend, distribution or payment will be declared or made in respect to the AEB Stock, and AEB will not, directly or indirectly, redeem, purchase or otherwise acquire any of its capital stock.

4.6          Amendment of Articles of Incorporation or Bylaws; Corporate Existence. AEB will not amend its articles of incorporation or bylaws, and AEB will maintain its corporate existence and powers.

4.7          No Acquisitions. AEB shall not, without the express written consent of Fidelity, acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other entity or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to AEB.

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4.8          No Real Estate Acquisitions or Dispositions. AEB will not sell, mortgage, lease, buy or otherwise acquire, transfer or dispose of any real property or interest therein (except for sales in the ordinary course of business, including sales of other real estate owned and properties under contract at or above AEB’s carrying value as of the date hereof) and AEB will not, except in the ordinary course of business, sell or transfer, mortgage, pledge or subject to any Lien any other tangible or intangible asset.

4.9          Loans. AEB shall not make any loan or extension of credit in an amount in excess of $500,000 (excluding any loan or extension of credit of a smaller amount on an outstanding loan or line of credit in excess of $500,000), or with a term of greater than five (5) years (excluding a home equity line of credit, which shall not have a term of greater than ten (10) years), or renew or amend any existing loan or extension of credit that is characterized as “Special Mention”, “Substandard”, “Doubtful”, “Loss” in the books and records of AEB (each, a “Classified Asset”); provided, however, that, if AEB shall request the prior approval of Fidelity in accordance with this Section 4.9 to make a loan or extend credit in an amount in excess of $500,000, or amend or renew any existing loan that is a Classified Asset, and Fidelity shall not have disapproved such request in writing within five (5) business days upon receipt of such request from AEB, then such request shall be deemed to be approved by Fidelity and thus AEB may make the loan or extend the credit referenced in such request on the terms described in such request.

4.10        Banking Arrangements. No change will be made in the banking and safe deposit arrangements referred to in Section 3.2(j) hereof.

4.11        Contracts. AEB will not, without the express written consent of Fidelity, enter into, renew or cancel or terminate any contract of the kind described in Section 3.4(a) hereof.

4.12        Books and Records. The books and records of AEB will be maintained in the usual, regular and ordinary course.

4.13        Taxes and Tax Returns. AEB shall not, and shall not permit the Bank to, without the prior written consent of Fidelity (which consent shall not be unreasonably withheld, conditioned or delayed): prepare or file any Tax Return inconsistent with past practice or, on any Tax Return, take any position, make any election, or adopt any method inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods; make or change any express or deemed election related to Taxes; change an annual accounting period; adopt or change any method of accounting, file an amended Tax Return; surrender any right to claim a refund of Taxes; enter into any closing agreements with respect to Tax; or consent to any extension or waiver of the limitation period applicable to any Tax proceedings relating to AEB or the Bank.

4.14        Advice of Changes. AEB shall promptly advise Fidelity orally and in writing of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect.

4.15        Reports. AEB shall file all reports required to be filed with any regulatory or governmental agencies between the date of this Agreement and the Closing Date and shall deliver to Fidelity copies of all such reports promptly after the same are filed.

4.16        Benefit Plans and Programs; Severance or Termination Payments. AEB shall not adopt any new benefit plans or programs or amend any existing benefit plans or programs, the effect of which is to increase benefits to employees, directors, officers or independent contractors or their descendants or beneficiaries or the liabilities of AEB or its successors. Except as disclosed on Section 3.2(m) of the Disclosure Memorandum, AEB shall not grant or institute any new severance pay, termination pay, retention pay or transaction or deal bonus or arrangement or other AEB Plan.

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4.17        Limitation on Discussion with Others.

(a)          Except as set forth in this subsection, AEB shall not, and shall not authorize or permit any of its affiliates, officers, directors, employees, agents, or advisors to, directly or indirectly, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider an Acquisition Proposal (defined below) of any other Person. In addition, AEB agrees to immediately cease and cause to be terminated any previously undertaken or ongoing activities, discussions or negotiations with any other Person with respect to any Acquisition Proposal. Furthermore, if AEB or any of its affiliates, officers, directors, employees, agents, or advisors receives any communication regarding an Acquisition Proposal between the date hereof and the Closing Date, then AEB shall immediately notify Fidelity of the receipt of such Acquisition Proposal. Notwithstanding the foregoing, prior to the requisite AEB shareholder approval, this Section 4.17 shall not prohibit AEB from furnishing nonpublic information regarding AEB to, or entering into a confidentiality agreement or discussions or negotiations with, any person or group in response to a bona fide, unsolicited written Acquisition Proposal submitted by such person or group if: (A) the Acquisition Proposal did not result from a breach of this Section 4.17 by AEB or any representative or affiliate thereof; (B) AEB’s board of directors shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a superior proposal; (C) AEB’s board of directors concludes in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to AEB and its shareholders under applicable law; (D) (1) AEB gives Fidelity prompt (but in no event later than twenty-four (24) hours) notice (which notice may be oral, and, if oral, shall be subsequently confirmed in writing) (x) of AEB’s or any of its directors, officers, employees, representatives, agents or advisors receipt of any Acquisition Proposal (which notice shall include the identity of such person or group and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and (y) of AEB’s furnishing nonpublic information to, or entering into discussions or negotiations with, such person or group, and (2) AEB receives from such person or group an executed confidentiality agreement containing terms no less favorable to AEB than the confidentiality terms of the non-disclosure agreement entered into by AEB and Fidelity dated as of July 14, 2015, and (E) contemporaneously with, or promptly after, furnishing any such nonpublic information to such person or group, AEB furnishes such nonpublic information to Fidelity (to the extent such nonpublic information has not been previously furnished by AEB to Fidelity). In addition to the foregoing, AEB shall keep Fidelity reasonably informed on a prompt basis of the status and material terms of any such Acquisition Proposal, including any material amendments or proposed amendments as to price and other material terms thereof and any change in AEB’s intentions with respect to the transactions contemplated hereby.

(b)          The term “Acquisition Proposal” means (a) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, rights offering, share exchange, business combination or similar transaction, involving AEB or any of its subsidiaries; and (b) any acquisition by any Person resulting in, or proposal or offer, which, if consummated, would result in, any Person becoming the beneficial owner, directly or indirectly, of more than ten percent (10%) of the total voting power of any class of equity securities of AEB or any of its subsidiaries, or ten percent (10%) or more of the consolidated total assets of AEB, in each case, other than the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF Fidelity

As an inducement to AEB to enter into this Agreement and to consummate the transactions contemplated hereby, Fidelity represents, warrants, covenants and agrees as follows:

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5.1          Corporate and Financial.

(a)          Corporate Status. Fidelity is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Fidelity has all of the requisite corporate power and authority and is entitled to own or lease its properties and to carry on its business in the places where such properties are now owned, leased or operated and such business is now conducted.

(b)          Authority; Enforceability.

(i)          Subject to the required regulatory approvals as stated in Section 3.6(b), and the approval of the AEB shareholders, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both:

(1)         violate any provision of federal or state law applicable to Fidelity, the violation of which could be reasonably expected to have an adverse effect on the business, operations, properties, assets, financial condition or prospects of Fidelity;

(2)         violate any provision of the articles of incorporation or bylaws of Fidelity;

(3)         conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which Fidelity is a party, which, singularly or in the aggregate, could reasonably be expected to have an adverse effect on the business, operations, properties, assets, financial condition or prospects of Fidelity; or

(4)         constitute a violation of any order, judgment or decree to which Fidelity is a party, or by which Fidelity or any of its assets or properties are bound.

(ii)         Fidelity has full power and authority to enter into and perform this Agreement and the transactions contemplated hereby and thereby. The execution, delivery, performance and terms of this Agreement by Fidelity and the consummation by Fidelity of the transactions contemplated hereby and thereby have been duly and validly approved by Fidelity, including all necessary action by the board of directors of Fidelity. No other corporate proceedings are necessary on the part of Fidelity to authorize the execution, delivery, and performance of this Agreement by Fidelity and the consummation by Fidelity of the transactions contemplated hereby. Assuming this Agreement constitutes the valid and binding obligation of AEB, this Agreement constitutes the valid and binding obligation of Fidelity, and is enforceable in accordance with its terms, except as limited by the General Enforceability Exceptions.

5.2          Disclosure Reports. Fidelity has a class of securities registered pursuant to Section 12(g) of the 1934 Act. Fidelity’s (a) Annual Report on Form 10-K for its fiscal year ended December 31, 2014; (b) Proxy Statement for its 2015 Annual Meeting of Shareholders; (c) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015; and (d) other reports filed by Fidelity pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2014 (collectively, the “Fidelity SEC Reports”), taken together, correctly describe, among other things, the business, operations and principal properties of Fidelity in accordance with the requirements of the applicable report forms of the SEC. As of the respective dates of filing (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or superseded filing), none of the Fidelity SEC Reports

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contained any untrue statement of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.3          Business Operations.

(a)          Permits; Compliance with Law.

(i)          Fidelity has all Permits required for Fidelity to carry on its business as presently conducted except where the failure to obtain such Permits could not reasonably be expected to have a Material Adverse Effect. Fidelity is in compliance with the terms and conditions of each such Permit and has received no written notice that it is in violation of any of the terms or conditions of such Permits.

(ii)         Fidelity has complied with all laws, regulations, ordinances, rules, and orders applicable to it or its business, except for any non-compliance which could not reasonably be expected to have a Material Adverse Effect. No past violation of any such law, regulation, ordinance, rule or order has occurred which could impair the right or ability of Fidelity to conduct its business.

(iii)        No notice, inquiry or warning from any governmental authority with respect to any failure or alleged or possible failure of Fidelity to comply in any respect with any law, regulation, ordinance, rule or order has been received, nor, to the knowledge of Fidelity, is any such notice or warning proposed or threatened.

(b)          Environmental.

(i)          Fidelity has not caused or permitted the generation, manufacture, use, or handling or the release or presence of, any Hazardous Material on, in, under or from any properties or facilities currently owned or leased by Fidelity or, to its knowledge, adjacent to any properties so owned or leased that requires notification, investigation or remediation pursuant to any environmental law.

(ii)         There are no non-compliance orders, warning letters or notices of violations, actions, suits or other claims asserted or, to its knowledge, threatened against Fidelity or administrative or judicial investigations arising from or relating to the environmental condition of any property currently owned or leased by Fidelity or the generation, manufacture, use, or handling or the release or presence of, any Hazardous Material at any property currently owned or leased by Fidelity.

(iii)        Fidelity has complied in all material respects with, and has kept all records and made all filings or reports required by, and is otherwise in compliance with all applicable federal, state and local laws, regulations, orders, permits and licenses relating to the generation, treatment, manufacture, use, handling, release or presence of any Hazardous Material on, in, under or from any properties or facilities currently owned or leased by Fidelity;

(iv)        The improvements on the property owned or leased by Fidelity are free from the presence or growth of mold, fungi, spores or bacteria that could be reasonably expected to cause property damage or personal injury, and the improvements on the property owned or leased by Fidelity are, and have been, reasonably free of conditions that could lead to the growth

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or presence of mold, fungi, spores or bacteria, including, without limitation, air conditioner malfunction, water intrusion, water leaks, sewage backflows and construction defects.

(v)         There are not now nor have there ever been any underground storage tanks for the storage of Hazardous Material on, in or under any properties or facilities currently owned or leased by Fidelity.

(vi)        Neither Fidelity nor, to the knowledge of Fidelity, any of its officers, directors, employees or agents, in the course of such individual’s employment by Fidelity, has given advice with respect to, or participated in any respect in, the management or operation of any entity or concern regarding the generation, storage, handling, disposal, transfer, production, use or processing of Hazardous Material.

(vii)       To the knowledge of Fidelity, Fidelity has not foreclosed on any property on which there is a threatened release of any Hazardous Material or on which there has been a release and remediation has not been completed to the extent required by environmental laws.

(viii)      Neither Fidelity nor any of its executive officers or directors is aware of, has been told of, or has observed, the presence of any Hazardous Material on, in, under, or around property on which Fidelity holds a legal or security interest, in violation of, or creating a liability under, federal, state, or local environmental statutes, regulations, or ordinances.

5.4          Enforcement Actions. Neither Fidelity nor any of its subsidiaries is subject to any Regulatory Agreement that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Fidelity or any of its subsidiaries been advised by the Federal Reserve, GDBF, or any other applicable regulatory or governmental agency that it is considering issuing or requesting any Regulatory Agreement.

5.5          Approvals. Fidelity knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated by this Agreement should not be obtained.

5.6          Representations and Warranties. No representation or warranty contained in this Article V or in any written statement delivered by or at the direction of Fidelity pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement, nor will such representations and warranties taken as a whole omit any statement necessary in order to make any statement not misleading. Copies of all documents that have been or will be furnished to AEB in connection with this Agreement or pursuant hereto are or shall be true, correct and complete.

5.7          Other Matters.

(a)          Approvals, Consents and Filings. Except for the Federal Reserve, the FDIC, the GDBF and the FOFR, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will: (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority; or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Fidelity, or any of Fidelity’s assets.

(b)          Absence of Brokers. Except for FIG Partners LLC, which has provided financial advisory services to Fidelity, no broker, finder or other financial consultant has acted on Fidelity’s behalf in connection with this Agreement or the transactions contemplated hereby.

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ARTICLE VI

CONDITIONS TO OBLIGATIONS OF Fidelity

All of the obligations of Fidelity under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by Fidelity:

6.1          Veracity of Representations and Warranties. The representations and warranties of AEB contained herein shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except, at each such time, as a result of changes or events expressly permitted or contemplated herein or where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), either individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.

6.2          Performance of Agreements. AEB shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

6.3          Compliance by AEB Executive Officers, Directors and Shareholders. The executive officers and directors of AEB shall have complied in full with the requirements of Section 2.10 hereof. Additionally, AEB shall have used its best efforts to obtain an agreement in the form attached hereto as Exhibit B from any beneficial owner of five percent (5%) or more of the issued and outstanding shares of AEB Stock who is not an executive officer or director of AEB.

6.4          Certificates, Resolutions, Opinion. AEB shall have delivered to Fidelity:

(a)          a certificate executed by the Chief Executive Officer or President of AEB, dated as of the Closing Date, and certifying in such detail as Fidelity may reasonably request to the fulfillment of the conditions specified in Section 6.1 and Section 6.2 hereof;

(b)          a certificate executed by the Secretary of AEB, dated as of the Closing Date, certifying and attesting to the: (i) articles of incorporation of AEB, as amended; (ii) bylaws of AEB; and (iii) duly adopted resolutions of the Board of Directors and shareholders of AEB (1) authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated herein in accordance with its terms; and (2) authorizing all other necessary and proper corporate action to enable AEB to comply with the terms hereof;

(c)          a certificate executed by the Secretary or equivalent officer of the Bank, dated as of the Closing Date, certifying and attesting to the: (i) articles of incorporation of the Bank; (ii) bylaws of the Bank; and (iii) duly adopted resolutions of the Board of Directors and sole shareholder of the Bank (1) authorizing and approving the execution of the Bank Merger Agreement and the consummation of the transactions contemplated therein; and (2) authorizing all other necessary and proper corporate action to enable the bank to comply with the terms thereof;

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(d)          a certificate of the valid existence of AEB and the Bank under the laws of the State of Florida, executed by the Florida Secretary of State, and dated not more than ten (10) business days prior to the Closing Date; and

(e)          an opinion of Smith, Gambrell & Russell, LLP, counsel for AEB, dated the Closing Date, in the form attached hereto as Exhibit C.

6.5          Tax Opinion. Fidelity shall have received the written opinion of its counsel, Troutman Sanders LLP, in form and substance reasonably satisfactory to Fidelity, on the basis of facts, representations and assumptions set forth in such opinion and dated the Closing Date, to the effect that the Merger will be treated as a “reorganization” described in Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in letters or certificates of officers of Fidelity and AEB, reasonably satisfactory in form and substance to it.

6.6          Accountants’ Letter. Fidelity shall have received a letter from Saltmarsh, Cleaveland & Gund dated the Closing Date, to the effect that: At the request of AEB they have carried out procedures to a specified date not more than five (5) business days prior to the Closing Date, which procedures did not constitute an examination in accordance with generally accepted auditing standards, of the financial statements of AEB, as follows:

(a)          read the unaudited consolidated balance sheets, consolidated statements of earnings, consolidated statements of cash flows, consolidated statements of comprehensive income and consolidated statements of changes in shareholders’ equity, of AEB from December 31, 2014 or the most recent year end, through the date of the most recent monthly financial statements available in the ordinary course of business; and

(b)          consulted with certain officers and employees of AEB responsible for financial and accounting matters and, based on such procedures, nothing has come to their attention which would cause them to believe that:

(i)          such unaudited financial statements are not fairly presented in conformity with GAAP;

(ii)         as of said date not more than five (5) business days prior to the Closing Date, the shareholders’ equity, long-term debt, reserve for possible loan losses and total assets of AEB, in each case as compared with the amounts shown in the December 31, 2014 AEB Financial Statements or most recent year end AEB Financial Statements, are not different except as set forth in such letter, or

(iii)        for the period from December 31, 2014 or the most recent year end, to said date not more than five (5) business days prior to the Closing Date, the net interest income, total and per-share amounts of consolidated income and net income of AEB, as compared with the corresponding portion of the preceding twelve (12) month period, are not different except as set forth in such letter.

6.7           Memorandum of Understanding. That certain Memorandum of Understanding dated December 19, 2013 between the FDIC and the Bank shall have been terminated prior to the closing of the transactions contemplated by this Agreement.

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ARTICLE VII

CONDITIONS TO OBLIGATIONS OF AEB

All of the obligations of AEB under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by it:

7.1           Veracity of Representations and Warranties. The representations and warranties of Fidelity contained herein shall be true and correct in all respects (without giving effect to any limitation as to “materiality” set forth therein) as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except, at each such time, as a result of changes or events expressly permitted or contemplated herein or where the failure to be so true and correct (without giving effect to any limitation as to “materiality” set forth therein), either individually or in the aggregate, is not reasonably likely to have a material adverse effect on the business, operations or financial condition of Fidelity on a consolidated basis, or prevent or impair, or would be reasonably likely to prevent or impair, the ability of Fidelity to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder.

7.2          Performance of Agreements. Fidelity shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

7.3          Certificates, Resolutions, Opinion. Fidelity shall have delivered to AEB:

(a)          a certificate executed by an executive officer of Fidelity, dated the Closing Date, certifying in such detail as AEB may reasonably request to the fulfillment of the conditions specified in Section 7.1 and Section 7.2 hereof;

(b)          a certificate executed by the Secretary or an Assistant Secretary of Fidelity, dated as of the Closing Date, certifying and attesting to the: (i) articles of incorporation of Fidelity; (ii) bylaws of Fidelity; and (iii) duly adopted resolutions of the board of directors of Fidelity (1) authorizing and approving the execution of this Agreement on behalf of Fidelity, and the consummation of the transactions contemplated herein in accordance with its terms; and (2) authorizing all other necessary and proper corporate actions to enable Fidelity to comply with the terms hereof; and

(c)          a certificate of the valid existence of Fidelity and Fidelity Bank, under the laws of the State of Georgia, executed by the Georgia Secretary of State, and dated not more than ten (10) business days prior to the Closing Date.

7.4          Tax Opinion. AEB shall have received the written opinion of its counsel Smith, Gambrell, & Russell, LLP, in form and substance reasonably satisfactory to AEB, on the basis of facts, representations and assumptions set forth in such opinion and dated the Closing Date, to the effect that the Merger will be treated as a “reorganization” described in Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in letters or certificates of officers of Fidelity and AEB, reasonably satisfactory in form and substance to it.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF BOTH PARTIES

All of the obligations of both parties under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by

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the parties:

8.1          Shareholder Approval. This Agreement shall have been approved by the vote of the holders of at least a majority of the issued and outstanding shares of AEB Stock.

8.2          Regulatory Approvals. Any and all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement and the Bank Merger Agreement, including, but not limited to the Federal Reserve, the FDIC, the GDBF and the FOFR shall have granted such consents, authorizations and approvals as are necessary for the consummation hereof and thereof, and all applicable waiting or similar periods required by law shall have expired.

8.3          No Injunctions or Restraints; Illegality. No order, injunction, decree or judgment preventing the consummation of the Merger or the other transactions contemplated by this Agreement issued by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the Merger.

8.4          Effective Registration Statement. The Fidelity Registration Statement shall have been declared effective by the SEC and no stop order shall have been entered with respect thereto.

ARTICLE IX

WARRANTIES AND SURVIVAL

9.1          Warranties. All statements contained in any certificate or other instrument delivered by or on behalf of AEB or Fidelity pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties hereunder by them. Unless the context otherwise requires, the representations and warranties required of AEB shall be required to be made, and shall be considered made, on behalf of AEB and the Bank.

9.2          Survival of Provisions. All representations, warranties, covenants, and agreements made by either party hereto in or pursuant to this Agreement or in any instrument, exhibit, or certificate delivered pursuant hereto shall be deemed to have been material and to have been relied upon by the party to which made, but, except as set forth hereafter or specifically stated in this Agreement, such representations, warranties, covenants, and agreements shall expire and be of no further force and effect upon the consummation of the Merger; provided, however, that the following shall survive consummation of the Merger and the transactions contemplated hereby:

(a)          any intentional misrepresentation of any material fact made by either party hereto in or pursuant to this Agreement or in any instrument, document or certificate delivered pursuant hereto;

(b)          the covenants with respect to the confidentiality of certain information contained in Section 2.5 hereof, with respect to tail coverage contained in Section 2.13 hereof; and

(c)          the representations and warranties of AEB and the Bank contained in Article 3.2(f) hereof.

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ARTICLE X

TERMINATION

10.1        Change in Fidelity Stock Price. This Agreement may be terminated by AEB, if the Board of Directors of AEB so determines by a vote of the majority of the members of the entire AEB Board of Directors, at any time during the five-day period commencing with the fifth trading day immediately preceding the Effective Date (the “Determination Date”), if both of the following conditions are satisfied:

(a)          The number obtained by dividing the average of the daily closing prices for the shares of Fidelity Stock for the twenty (20) consecutive full trading days on which such shares are actually traded on the NASDAQ (as reported by The Wall Street Journal ending on the Determination Date) (the “Average Closing Price”) by the Starting Price (as defined below) (the “Fidelity Ratio”) shall be less than 0.85; and

(b)          the Fidelity Ratio shall be less than 0.85 of the quotient of (x) the Final Index Price divided by (y) the Index Price on the Starting Date (each as defined below) (the “Index Ratio”);

provided, however, if AEB elects to exercise its termination right pursuant to this Section 10.1, it shall give prompt written notice to Fidelity (and provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with receipt of such notice, Fidelity shall have the option to increase the consideration to be received by the holders of AEB Stock hereunder by increasing the Exchange Ratio (calculated to the nearest one one-thousandth) or making a cash payment of all or part of the increase so that the value of the Per Share Purchase Price (calculated on the basis of the Average Closing Price) to be received by each holder of AEB Stock equals the lesser of:

(i)          the product of the Starting Price, 0.85 and the Exchange Ratio (as in effect immediately prior to any increase in the Exchange Ratio pursuant to this Section 10.1(b)(i); and

(ii)         an amount equal to (1) the product of the Index Ratio, 0.85, the Exchange Ratio (as in effect immediately prior to any increase in the Exchange Ratio pursuant to this Section 10.1(b)(i)), and the Average Closing Price, divided by (2) the Fidelity Ratio.

If Fidelity so elects within such five-day period, it shall give prompt written notice to AEB of such election and the revised Exchange Ratio whereupon no termination shall have occurred pursuant to this Section 10.1 and this Agreement shall remain in effect in accordance with its terms, provided that any references in this Agreement to the “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as increased pursuant to this Section 10.1.

For purposes of this Section 10.1, the following terms shall have the meanings indicated:

“Final Index Price” shall mean the average of the Index Prices for the twenty (20) consecutive full trading days ending on the trading day prior to the Determination Date.

“Index Group” shall mean the NASDAQ Bank Index.

“Index Price” shall mean the closing price on such date of the Index Group.

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

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“Starting Price” shall mean the closing price of a share of Fidelity Stock on the NASDAQ (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) on the Starting Date.

10.2        Material Adverse Change.

(a)          This Agreement may be terminated at any time prior to or on the Closing Date by Fidelity upon written notice to AEB, if, after the date hereof, a Material Adverse Effect shall have occurred, or if AEB shall have suffered a material loss or damage to any of its properties or assets, which change, loss or damage materially affects or impairs its ability to conduct its business.

(b)          This Agreement may be terminated at any time prior to or on the Closing Date by AEB upon written notice to Fidelity, if, after the date hereof, a material adverse change in the business, operations or financial condition of Fidelity on a consolidated basis shall have occurred which change would reasonably be expected to have a material adverse effect on the market price of Fidelity Stock or materially affects or impairs its ability to conduct its business.

10.3        Noncompliance.

(a)          This Agreement may be terminated at any time prior to or on the Closing Date by Fidelity upon written notice to AEB, (i) if the terms, covenants or conditions of this Agreement to be complied with or performed by AEB before the Closing shall not have been substantially complied with or substantially performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by Fidelity; or (ii) in the event of a material breach by AEB of any covenant, agreement, or obligation contained in this Agreement which breach has not been cured within twenty (20) days after the giving of written notice by Fidelity of such breach or, if such breach is not capable of being cured within twenty (20) days, AEB has not begun to cure such breach within twenty (20) days after such written notice; provided, however, that in no event shall the cure periods provided in this Section 10.3 extend past the time period in Section 10.6 or otherwise limit Fidelity’s rights thereunder.

(b)          This Agreement may be terminated at any time prior to or on the Closing Date by AEB upon written notice to Fidelity, (i) if the terms, covenants or conditions of this Agreement to be complied with or performed by Fidelity before the Closing shall not have been substantially complied with or substantially performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by AEB; or (ii) in the event of a material breach by Fidelity of any covenant, agreement, or obligation contained in this Agreement which breach has not been cured within twenty (20) days after the giving of written notice by AEB of such breach or, if such breach is not capable of being cured within twenty (20) days, Fidelity has not begun to cure such breach within twenty (20) days after such written notice; provided, however, that in no event shall the cure periods provided in this Section 10.3 extend past the time period in Section 10.6 or otherwise limit AEB’s rights thereunder.

10.4        Failure to Disclose. This Agreement may be terminated at any time prior to or on the Closing Date by Fidelity upon written notice to AEB, if it learns of any fact or condition not disclosed in this Agreement, the Disclosure Memorandum, or the AEB Financial Statements, which was required to be disclosed by AEB pursuant to the provisions of this Agreement with respect to the business, properties, assets or earnings of AEB which materially and adversely affects such business, properties, assets or earnings or the ownership, value or continuance thereof.

10.5        Regulatory Approval. This Agreement may be terminated at any time prior to or on the Closing Date by either party upon written notice to the other party, if any regulatory approval required to

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be obtained pursuant to Section 8.2 has been denied by the relevant governmental entity or any governmental entity of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

10.6        Termination Date. This Agreement may be terminated at any time prior to or on the Closing Date by either party upon written notice to the other party, if the Closing Date shall not have occurred on or before April 30, 2016, unless otherwise agreed to in writing by the parties.

10.7        Shareholder Vote. This Agreement may be terminated at any time prior to or on the Closing Date by either party upon written notice to the other party, if this Agreement is not approved by any required vote of the holders of AEB Stock as required by applicable law.

10.8        Acquisition Proposal. If, while an Acquisition Proposal is outstanding or after such an offer has been accepted, (i) either party terminates this Agreement pursuant to Section 10.6, (ii) AEB terminates this Agreement other than pursuant to Section 10.1(b) or Section 10.2(b), or (iii) Fidelity terminates this Agreement, then AEB shall pay, or cause to be paid to Fidelity, at the time of the termination of this Agreement, an amount equal to $1.0 million (the “Termination Fee”), which shall be the sole and exclusive remedy of Fidelity for all claims under this Agreement.

10.9        Effect of Termination. Except as set forth in this Section 10.9, in the event of the termination of this Agreement pursuant to this Article X, this Agreement shall become void and have no effect, and neither party shall have any liability of any nature whatsoever under this Agreement or in connection with the transactions contemplated by this Agreement except that (i) the provisions of this Article X and Section 2.5 shall survive any such termination and (ii) such termination shall not relieve any party from liability arising from any willful breach of any provision of this Agreement.

10.10     Dissenters. This Agreement may be terminated at any time prior to or on the Closing Date by Fidelity upon written notice to AEB, if the holders of more than ten percent (10%) of the shares of outstanding AEB Stock elect to exercise their statutory right to dissent from the Merger.

ARTICLE XI

MISCELLANEOUS

11.1        Notices. All notices or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by e-mail transmission and by mailing a copy thereof to the recipient on the date of such e-mail to the intended recipient thereof at its e-mail address and address set out below. Any such notice or communication shall be deemed to have been duly given immediately. Either party may change the e-mail address or address to which notices or other communications to such party shall be delivered or mailed by giving notice thereof to the other party hereto in the manner provided herein.

To Fidelity:	To AEB:

Fidelity Southern Corporation	American Enterprise Bankshares, Inc.
3490 Piedmont Road NE, Suite 1550	10611 Deerwood Park Blvd.
Atlanta, GA 30305	Jacksonville, FL 32256
Attention: H. Palmer Proctor, Jr.	Attention: Bennett Brown
Facsimile: 404.814.8060	Facsimile: _______________
E-mail: palmer.proctor@lionbank.com	E-mail: bbrown@aebfl.com

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With a copy to:	With a copy to:

Troutman Sanders LLP	Smith, Gambrell, & Russell LLP
600 Peachtree Street NE, Suite 5200	1230 Peachtree Street NE, Suite #3100
Atlanta, GA 30308	Atlanta, GA 30309
Attention: James W. Stevens	Attention: Robert Schwartz
Facsimile: 404.962.6501	Facsimile: 404.685.7058
E-mail: james.stevens@troutmansanders.com	E-mail: rschwartz@sgrlaw.com

11.2        Entire Agreement. This Agreement and the Bank Merger Agreement supersede all prior discussions and agreements between AEB and Fidelity with respect to the Merger and the other matters contained herein and therein, and this Agreement and the Bank Merger Agreement contain the sole and entire agreement between AEB and Fidelity with respect to the transactions contemplated herein and therein.

11.3        Waiver; Amendment. Prior to or on the Closing Date, Fidelity shall have the right to waive any default in the performance of any term of this Agreement by AEB, to waive or extend the time for the fulfillment by AEB of any or all of AEB’s obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Fidelity under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. Prior to or on the Closing Date, AEB shall have the right to waive any default in the performance of any term of this Agreement by Fidelity, to waive or extend the time for the fulfillment by Fidelity of any or all of Fidelity’s obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of AEB under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. This Agreement may be amended by a subsequent writing signed by the parties hereto, provided, however, that the provisions of Section 8.2 requiring regulatory approval shall not be amended by the parties hereto without regulatory approval. An amendment to this Agreement may be made after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of AEB Stock, no amendment shall be made that reduces or modifies in any respect the consideration to be received by holders of AEB Stock.

11.4        Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The headings herein set out are for convenience of reference only and shall not be deemed a part of this Agreement. This Agreement may be executed by facsimile, photo or electronic signature and such facsimile, photo or electronic signature shall constitute an original for all purposes.

11.5        No Third Party Beneficiaries. No provision of this Agreement shall be deemed to create any third party beneficiary rights in anyone, including any employee or former employee of AEB (including any beneficiary or dependent thereof).

11.6        Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other party.

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11.7        Governing Law. The validity and effect of this Agreement and the Bank Merger Agreement and the rights and obligations of the parties hereto and thereto shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

11.8        Jurisdiction. The parties expressly agree and acknowledge that the State of Georgia has a reasonable relationship to the parties and/or this Agreement. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

11.9        WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.9.

11.10     Interpretation. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation;” (d) the word “or” shall not be exclusive; and (e) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Memorandum is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Memorandum in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Memorandum is or is not material for purposes of this Agreement. This Agreement shall not be interpreted or construed to require any party or other Person to take any action, or fail to take any action, if to do so would violate applicable law.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

FIDELITY SOUTHERN CORPORATION

By:	/s/ H. Palmer Proctor, Jr.
H. Palmer Proctor, Jr.
President

AMERICAN ENTERPRISE BANKSHARES, INC.

By:	/s/ Bennett Brown
Name:	Bennett Brown
Title:	President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF AGREEMENT AND PLAN OF MERGER

(the Bank Merger Agreement)

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this [___] day of [_______], 2015, by and between FIDELITY BANK, a Georgia bank (“Fidelity Bank”), and AMERICAN ENTERPRISE BANK OF FLORIDA, a Florida bank (the “Bank”, and together with Fidelity Bank, the “Constituent Banks”).

WHEREAS, American Enterprise Bankshares, Inc., a Florida corporation (“AEB”), and Fidelity Southern Corporation, a Georgia corporation (“Fidelity”), entered into that certain Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”), which provides for the merger of AEB with and into Fidelity (the “Parent Merger”);

WHEREAS, the respective boards of directors of the Constituent Banks deem it advisable and in the best interests of each such bank and its shareholders that the Bank merge with and into Fidelity Bank, with Fidelity Bank being the surviving bank; and

WHEREAS, the respective boards of directors of the Constituent Banks, by resolutions duly adopted, have unanimously approved and adopted this Agreement and directed that it be submitted to the sole shareholder of each of the Bank and Fidelity Bank for their approval;

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

1.      Merger.

Pursuant to and with the effects provided in the applicable provisions of Article 1, Part 10 of the Financial Institutions Code of Georgia (the “Georgia Code”) and Chapters 655 and 658 of the Florida Financial Institutions Code (the “Florida Code”), the Bank (sometimes referred to as the “Merged Bank”) shall be merged with and into Fidelity Bank (the “Bank Merger”). Fidelity Bank shall be the surviving bank (the “Surviving Bank”) and shall continue under the name “Fidelity Bank”. At the Effective Time (as defined herein) of the Bank Merger, the individual existence of the Merged Bank shall cease and terminate.

2.      Actions to be Taken.

The acts and things required to be done by the Georgia Code in order to make this Agreement effective, including the submission of this Agreement to the shareholders of the Constituent Banks and the filing of the articles of merger relating hereto in the manner provided in said Georgia Code, shall be attended to and done by the proper officers of the Constituent Banks with the assistance of counsel as soon as practicable.

3.      Effective Time.

The Bank Merger shall be effective upon the approval of this Agreement by the shareholder of Merged Bank and the filing of the articles of merger in the manner provided in the Georgia Code (the “Effective Time”). The Bank Merger shall not be effective prior to the effective time of the Parent

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Merger.

4.      Articles of Incorporation and Bylaws of the Surviving Bank.

(a)          The Articles of Incorporation of Fidelity Bank, as heretofore amended, as in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Bank.

(b)          Until altered, amended or repealed, as therein provided, the Bylaws of Fidelity Bank as in effect at the Effective Time shall be the Bylaws of the Surviving Bank.

5.      Directors.

Upon the Bank Merger contemplated herein becoming effective, the directors of the Surviving Bank shall be the individuals set forth on Attachment 1 hereto. Said persons shall hold office until the next annual meeting of the shareholder of the Surviving Bank and until their successors are elected in accordance with the Bylaws of the Surviving Bank. If at the Effective Time any vacancy shall exist on the Board of Directors of the Surviving Bank, such vacancy shall be filled in the manner specified in the Bylaws of the Surviving Bank.

6.      Cancellation of Shares of Merged Bank; Capital Structure of the Surviving Bank.

(a)          At the Effective Time, each share of the Merged Bank’s common stock, $5.00 par value per share (the “Bank Stock”) outstanding at the Effective Time shall be cancelled.

(b)          At the Effective Time, each share of the Surviving Bank’ common stock, par value $10.00 per share, issued and outstanding immediately prior to the Effective Time shall remain outstanding.

7.      Termination of Separate Existence.

At the Effective Time, the separate existence of the Merged Bank shall cease and the Surviving Bank shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of the Constituent Banks; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Banks shall be taken and deemed to be vested in the Surviving Bank without further act or deed, and the title to any real estate or any interest therein, vested in either of the Constituent Banks shall not revert or be in any way impaired by reason of the Bank Merger. The Surviving Bank shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Constituent Banks; and any claim existing or action or proceeding, civil or criminal, pending by or against either of said Constituent Banks may be prosecuted as if the Bank Merger had not taken place, or the Surviving Bank may be substituted in its place, and any judgment rendered against either of the Constituent Banks may thenceforth be enforced against the Surviving Bank; and neither the rights of creditors nor any liens upon the property of either of the Constituent Banks shall be impaired by the Bank Merger.

8.      Further Assignments.

If at any time the Surviving Bank shall consider or be advised that any further assignments or assurances in law or any other things are necessary or desirable to vest in said bank, according to the terms hereof, the title to any property or rights of the Merged Bank, the proper officers and directors of the Merged Bank shall and will execute and make all such proper assignments and assurances and do all

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things necessary and proper to vest title in such property or rights in the Surviving Bank, and otherwise to carry out the purposes of this Agreement.

9.      Condition Precedent to Consummation of the Merger.

This Agreement is subject to, and consummation of the Bank Merger is conditioned upon, the consummation of the Parent Merger and the fulfillment as of the Effective Time of approval of this Agreement by the affirmative vote of Fidelity, as sole shareholder of Fidelity Bank, and AEB, as sole shareholder of the Bank.

10.    Termination.

This Agreement may be terminated and the Bank Merger abandoned at any time before or after adoption of this Agreement by the directors of either of the Constituent Banks, notwithstanding favorable action on the Bank Merger by the shareholder of the Merged Bank, but not later than the issuance of the certificate of merger by the Secretary of State of Georgia or the Secretary of State of Florida with respect to the Bank Merger in accordance with the provisions of the Georgia Code or the Florida Code, as applicable. This Agreement shall automatically be terminated upon a termination of the Merger Agreement pursuant to Article IX thereof.

11.    Counterparts; Title; Headings.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The title of this Agreement and the headings herein set out are for the convenience of reference only and shall not be deemed a part of this Agreement.

12.    Amendments; Additional Agreements.

At any time before or after approval and adoption by the shareholder of the Bank, this Agreement may be modified, amended or supplemented by additional agreements, articles or certificates as may be determined in the judgment of the respective Boards of Directors of the Constituent Banks to be necessary, desirable or expedient to further the purposes of this Agreement, to clarify the intention of the parties, to add to or modify the covenants, terms or conditions contained herein or to effectuate or facilitate any governmental approval of the Bank Merger or this Agreement, or otherwise to effectuate or facilitate the consummation of the transactions contemplated hereby; provided, however, that no such modification, amendment or supplement shall reduce to any extent the consideration into which shares of the Bank Stock shall be converted in the Bank Merger pursuant to Section 6 hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the Constituent Banks has caused this Agreement to be executed on its behalf as of the day and year first above written.

FIDELITY BANK

By:
H. Palmer Proctor, Jr.
President

AMERICAN ENTERPRISE BANK OF FLORIDA

By:
Name:
Title:

[Signature Page to Bank Agreement and Plan of Merger]

Attachment 1

Directors of the Surviving Bank

James B. Miller, Jr.

David R. Bockel

Wm. Millard Choate

Kevin S. King

William C. Lankford, Jr.

H. Palmer Proctor, Jr.

W. Clyde Shepherd III

Rankin M. Smith, Jr.

Donald A. Harp, Jr.

EXHIBIT B

FORM OF VOTING AGREEMENT

[                   ], 2015

Fidelity Southern Corporation

3490 Piedmont Road NE, Suite 1550

Atlanta, GA 30305

Ladies and Gentlemen:

To induce you to agree to the proposed merger (the “Merger”) of AMERICAN ENTERPRISE BANKSHARES, INC., a Florida corporation (“AEB”), with and into FIDELITY SOUTHERN CORPORATION, a Georgia corporation (“Fidelity”), pursuant to the Agreement and Plan of Merger of even date herewith, by and between AEB and Fidelity (the “Merger Agreement”), the undersigned hereby covenants, represents and warrants as follows. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement.

1.           Recommendation for Merger. Subject to any applicable fiduciary duty, the undersigned agrees to recommend to all holders of the capital stock of AEB entitled to vote on the Merger (“AEB Stock”) that they vote in favor of the Merger.

2.           Voting of AEB Stock. The undersigned agrees to vote any and all shares of AEB Stock owned or controlled by him in a non-fiduciary capacity in favor of the Merger.

3.           [Directors only] Restrictive Covenants.

(a)          For a period of one (1) year after Closing Date, the undersigned agrees that he shall not, directly or indirectly, for any reason, for its own account, or on behalf of, or together with or through, any other Person:

(i)          serve as an officer or director of any bank, bank holding company, credit union or finance company located within a radius of twenty (20) miles from each office maintained by American Enterprise Bank of Florida (the “Bank”) as of the Closing Date;

(ii)         solicit or attempt to solicit, any of the Bank’s customers or employees, who are then customers or employees of the Bank or Fidelity, for the benefit of any Person providing products or services that are competitive with those provided by the Bank or Fidelity’s subsidiary bank; or

(iii)        knowingly or intentionally damage or destroy the goodwill and esteem of the Bank or Fidelity’s subsidiary bank, their respective business with its employees, customers, and any others who may at any time have or have had relations with the Bank or Fidelity’s subsidiary bank.

(b)          Although the parties have, in good faith, used their best efforts to make the provisions of this Section 3 reasonable in terms of geographic area, duration and scope of restricted activities in light of AEB and the Bank’s business activities, and it is not anticipated, nor is it intended, by any party hereto that a court of competent jurisdiction would find it necessary to reform the provisions hereof to make them reasonable in terms of geographic area,

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duration or otherwise, the parties understand and agree that if a court of competent jurisdiction determines it necessary to reform the scope of this Section 3 or any part thereof in order to make it binding and enforceable, such provision shall be considered divisible in all respects and such lesser scope as any such court shall determine to be reasonable shall be effective, binding and enforceable.

(c)          Because of the difficulty in measuring economic losses that may be incurred by Fidelity as a result of any breach by the undersigned of any of the covenants contained in this Section 3, and because of the immediate and irreparable damage that would be caused Fidelity for which it would have no other adequate remedy, the undersigned agrees that Fidelity may enforce the provisions this Section 3, by any applicable equitable or legal means, including by injunction or restraining order against the undersigned if the undersigned breaches or threatens to breach any provisions of this Section 3.

4.           The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, Fidelity shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

5.           The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this letter agreement shall only apply to actions taken by the undersigned in his or her capacity as a shareholder of AEB and, if applicable, shall not in any way limit or affect actions the undersigned may take in his or her capacity as an executive officer or director of AEB (if applicable).

This Agreement is the complete agreement between Fidelity and the undersigned concerning the subject matters hereof and shall be governed by and construed and enforced in accordance with the laws of the State of Georgia, without regard to its conflicts of laws provisions.

Sincerely,

[Director Brown, McGehee, Linn, Martin, Smith, Chamberlain, Lyons, Kight, Bogan, England and Bacalis or 5% Shareholder]

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EXHIBIT C

FORM OF OPINION

(1)           AEB was duly organized as a corporation, and is existing and its status is active under the laws of the State of Florida. The Bank was duly organized as a Florida bank, and its status is active under the laws of the State of Florida.

(2)           AEB has the corporate power to execute and deliver the Agreement and to perform its obligations thereunder, to own and use its assets and to conduct its business.

(3)           AEB has duly authorized the execution and delivery of the Agreement and all performance by AEB thereunder, and has duly executed and delivered the Agreement.

(4)           No consent, approval, authorization or other action filed by, or filing with, any governmental authority of the United States or the State of Florida is required for AEB’s execution and delivery of the Agreement and consummation of the transactions contemplated by the Agreement, which consent, approval or authorization has not been previously received.

(5)           The Agreement is enforceable against AEB.

(6)           As of the date of this Agreement, AEB has authorized capital stock consisting solely of 20,000,000 shares of AEB Stock, of which 4,884,491 shares are issued and outstanding as of the date hereof, (i) assuming that outstanding debentures are converted into approximately 1,829,268 shares of AEB Stock, and (ii) exclusive of (1) 98,000 shares reserved for issuance upon exercise of outstanding AEB Stock Options, and (2) 40,000 shares to be granted to Bennett Brown at the time of closing. The Bank has authorized capital stock consisting solely of 4,000,000 shares of common stock, $5.00 par value per share (“Bank Stock”), and all outstanding shares of such Bank Stock are owned by AEB. All of the issued and outstanding shares of AEB Stock and Bank Stock are duly and validly issued, fully paid and non-assessable and were offered, issued and sold in compliance with all applicable federal and state securities laws. No Person has any right of rescission or claim for damages under federal or state securities laws with respect to the issuance of any shares AEB Stock or Bank Stock previously issued. None of the shares of AEB Stock or Bank Stock has been issued in violation of any preemptive or other rights of its respective shareholders. All of the issued and outstanding shares of Bank Stock are owned by AEB.

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